Exhibit 10.14

PERFUMANIA

HOLDINGS INC.

December 23, 2011

S. Carter Enterprises, LLC

1411 Broadway

New York, NY 10019

Attn: Shawn C. Carter

Artistic Brands Development, LLC

1800 N.W. 84th Avenue, Suite 100

Miami, FL 33126

RE: Shawn Carter Licensing Transaction

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated the date hereof, by and among Perfumania Holdings, Inc. (“Parent”), PFI Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and Parlux Fragrances, Inc. (the “Company”). Capitalized terms used herein without definition shall have the meaning given to them in the Merger Agreement.

1. As of the Effective Time, (i) Artistic Brands Development, LLC (“Artistic”), Shawn Carter (only as to certain specified provisions in the License Agreement), and S. Carter Enterprises, LLC (“SCE”) agree to enter into the License Agreement in the form of Exhibit A attached hereto, (ii) Parent (or its wholly-owned subsidiary), Artistic and Shawn Carter (only as to certain specified provisions in the Sublicense) agree to enter into the Sublicense in the form attached hereto as Exhibit B, and (iii) Parent (or its wholly-owned subsidiary), SCE and Artistic agree to enter into the side letter regarding net profits assignment in the form of Exhibit C attached hereto (collectively, the “Carter Licensing Documents”).

2. The provisions of this letter agreement shall be effective if, but only if, (a) the Merger is consummated in accordance with the terms of the Merger Agreement (x) as in effect on the date hereof or (y) as amended following the date hereof; provided that such amendments shall not (i) adversely affect any of the principal rights and benefits of Artistic or SCE intended hereby, (ii) affect the Merger Consideration or the Exchange Ratio (each as defined in the Merger Agreement), (iii) affect any holder of a Licensor Warrant (as defined in the Merger Agreement) adversely and disproportionately to any other holder of a Licensor Warrant without the former holder’s written consent, or (iv) adversely affect any of the other rights and benefits afforded Artistic or SCE hereunder other than in an immaterial and de minimis respect and (b) the other transactions contemplated by the side letter agreement among Parent, Parlux Fragrances, Inc., Artistic and Rene Garcia attached hereto as Exhibit D are consummated. This letter agreement shall automatically terminate and shall be of no further force or effect upon the termination of the Merger Agreement in accordance with the terms thereof.

3. This letter agreement shall be construed in accordance with and governed by the internal laws (without regard to the conflict of laws provisions) of the State of New York.

4. The parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this agreement in the United States District Court for the Eastern District of New York or in New York Supreme Court sitting in Suffolk County, New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

5. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Remainder of Page Intentionally Left Blank.]

Parent, SCE, Artistic and Shawn Carter each agree to the foregoing by signing a counterpart of this letter agreement where indicated below.

Sincerely,

Perfumania Holdings, Inc.

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	President and Chief Executive Officer

Artistic Brands Development, LLC

By:	/s/ Rene Garcia
Name:	Rene Garcia
Title:	Manager

S. Carter Enterprises, LLC

By:	/s/ Shawn Carter
Name:	Shawn Carter
Title:	CEO and Managing Member

Shawn Carter

/s/ Shawn Carter
Shawn Carter

Exhibit A

License Agreement

LICENSE AGREEMENT

THIS AGREEMENT made and entered into as of the             day of                                     20         , by and between S. CARTER ENTERPRISES, LLC, a Delaware limited liability company, f/s/o Shawn Carter, with offices at 1411 Broadway, 38th Floor, New York, N.Y. 10018 Attn: John Meneilly (collectively, “Licensor”), and ARTISTIC BRANDS DEVELOPMENT LLC (formerly known as ICONIC FRAGRANCES, LLC), a Delaware limited liability company with offices at 1600 N.W. 84th Avenue, Miami, FL 33126 (“Licensee” or “Artistic”) (together the “Parties”).

W I T N E S S E T H :

WHEREAS, Licensor and its Affiliates (as defined below) own or have the right to grant licenses of the Licensed Mark (as defined below), which is to be licensed herein solely in connection with the Licensed Products (as defined below); and

WHEREAS, Licensee is engaged in the business of manufacturing, promoting and/or selling fragrance and related skin care and personal beauty care products, and Licensor desires to obtain the services of Licensee in connection with the manufacture, promotion and sale of the Licensed Products, bearing the Licensed Mark; and

WHEREAS, in accordance with the terms and conditions of this Agreement, Licensor is willing to grant to the Licensee and Licensee desires to obtain from Licensor, the exclusive right and license to use the Licensed Mark in the Territory (as hereinafter defined) for use on and solely in connection with the manufacture, promotion, distribution and sale of Licensed Products in the Licensed Channels of Distribution (as defined below);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions

The following definitions shall apply:

A. Territory. All countries of the world and all duty-free-shops, ships, airplanes, military bases and diplomatic missions of every country of the world, including the worldwide web, in accordance with the Licensed Channels of Distribution. Licensee will supply Licensor with a plan at least 180 days prior to the projected First Shipment Date, as defined below, that will set forth a timetable for introducing the Licensed Products into specified foreign countries (“Roll Out Schedule”). Licensor and Licensee shall agree upon the foregoing Roll Out Schedule based upon Licensee’s reasonable judgment as to where there is substantial profit potential and taking into account the availability of the Licensed Mark and any secondary marks in the foreign country of intended distribution. Licensor shall not unreasonably withhold its agreement with Licensee’s proposed Roll Out Schedule. Licensor shall have the right, in the exercise of its reasonable discretion, to prohibit distribution and sale in a particular foreign country in the event that there is a substantial impediment to use of the Licensed Mark or any words, phrases, images or logos to be associated with the Licensed Mark (collectively, “Associated Matter”) so that it is unlikely that registration of said Licensed Mark, either alone or together with such Associated Matter, will be obtained in said country. In the event that the difficulty in registration pertains only to the Licensed Mark and not to any or all of the Associated Matter, and the country in which such difficulty arises and in which Licensor exercises its discretion hereunder to prohibit distribution and sale represents a material market (defined as France, Italy, United Kingdom, and other foreign countries of similar economic scope based on historic sales figures for products competitive with or comparable to the Licensed Products) (hereinafter, a “Material Market”) for the Licensed Products, the parties will negotiate in good faith to attempt to achieve a mutually agreeable adjustment to the Net Sales Minimum to reflect the loss of such market for the applicable period(s) of the Term. In the event that the difficulty in registration pertains to any or all of the Associated Matter and not to the Licensed Mark, and Licensor

exercises its discretion hereunder to prohibit distribution and sale in such market, and the country in which such difficulty arises is a Material Market, the parties will negotiate in good faith to attempt to achieve a mutually agreeable adjustment to the Net Sales Minimum to reflect the loss of such market for the applicable period(s) of the Term, but in such event the adjustment shall be no greater than a ten (10%) reduction of the Net Sales Minimum for the applicable Sales Year.

B. Licensed Products. Men’s and women’s fragrances, skin care products and solely the following related personal fragrance enhanced beauty care products: body lotions, body crème, hand crème, body butter, body mist, bath and shower gel, bath oil, body oil, dusting powder, after shave balm or gel, deodorant stick, bath soap, incense, room fragrances and scented candles (but excluding cosmetic products, hair care products and other skin care products not set forth herein), which are manufactured, produced, sold, distributed, promoted and advertised by Licensee in the Licensed Channels of Distribution, as defined below, and which bear the Licensed Mark, as defined below, under this Agreement, provided any Licensed Products other than fragrances shall require Licensor’s written consent. Licensee shall not develop any set of Licensed Products that includes as one or more items in the set any of the fragrance enhanced beauty care products referred to above without Licensor’s prior written approval, which approval shall not be unreasonably withheld. Licensee shall cause the Licensed Products to be launched on retail shelves in commercially reasonable quantities (the “Product Launch Date”) no later than December, 2013.

C. Licensed Mark. The trademark “JAY-Z” and any approved secondary marks, approved logos, the approved signature of SHAWN CARTER professionally known as “JAY-Z” (the “Artist”), and the approved likeness of Artist, and such other trademarks as are, from time to time, agreed to and approved in writing by Licensor, which approval will not be unreasonably withheld.

D. Net Sales. The term “Net Sales” shall mean the gross invoice price of all Licensed Products shipped by or on behalf of the Licensee (including but not limited to its Subsidiaries, Affiliates or any sub-licensees), minus (i) any documented actual allowances for damaged or returned Licensed Products, (ii) any documented credits for the return of Licensed Products to Licensee actually accepted or destroyed in the field, and (iii) any documented and bona fide trade and quantity discounts or allowances (including margin or markdown allowances) actually taken with respect to the Licensed Products (collectively, “Permitted Reductions”). The total Permitted Reductions in any Sales Year during the Initial Term and Renewal Term for all customers other than department store customers (“Non-Department Store Customers”) shall in no event exceed ten (10%) percent of the gross invoice price of all Licensed Products shipped by or on behalf of the Licensee to such Non Department Store Customers in such Sales Year. The total Permitted Reductions in any Sales Year during the Initial Term and Renewal Term for all department store customers shall in no event exceed twenty (20%) of the gross invoice price of all Licensed Products shipped by or on behalf of the Licensee to such department store customers in such Sales Year. In computing Net Sales, no costs incurred in manufacturing, selling, advertising or distributing the Licensed Products and no indirect expenses shall be deducted, nor shall there be any deduction for uncollectible accounts. Licensed Products shall be deemed sold when shipped, distributed, billed, sold or paid for, whichever occurs first.

In the event of sales by Licensee of Licensed Products to a marketing organization, individual, distributor or any other company in whole or in part controlled by Licensee, for ultimate sale to a retailer, or in any transaction other than an arm’s length transaction, the invoice price used to determine Net Sales hereunder shall be the invoice price at which the Licensed Products are resold by any such entity to an unrelated retailer in an arm’s length transaction. Licensed Products shall be deemed sold when shipped, distributed, billed, sold or paid for, whichever occurs first. Notwithstanding the foregoing, any sale made by Quality King Fragrance, Inc. into the mid-tier or mass markets, or by Perfumania.com, Inc., Perfumania, Inc. or Magnifique Parfumes & Cosmetics, Inc. d/b/a Perfumania to a retail customer, or by Scents of Worth, Inc., a wholly owned subsidiary of Perfumania Holdings, Inc., to the retail customer of one of its consignment retailers as part of a leased department arrangement, shall be deemed to be at a discount from the then-current manufacturer suggested retail list price that is consistent with the discount historically given by Parlux Fragrances, Inc. in sales to Perfumania Holdings, Inc. and its subsidiaries.

Notwithstanding the foregoing, there shall be no other sub-licensees in the United States other than Perfumania Holdings, Inc. (or a Subsidiary thereof) and no sub-licensees outside the United States absent prior written consent by Licensor.

E. Subsidiary. Any person, corporation or other entity that is more than 50%, directly or indirectly, owned by Licensee.

F. Affiliate. Any person, corporation or other, which directly or indirectly controls, is controlled by, or is under common control with a party. “Control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract or otherwise.

G. Sales Year. Each twelve (12) month period during the Term, as defined below, of this Agreement, commencing on the first date of shipment of Licensed Products by Licensee or its distributor or sub-licensee in commercially reasonable quantities (the “First Shipment Date”) currently scheduled to occur December, 2013. If the First Shipment Date in Sales Year 1 occurs on other than the first day of the month, then Sales Year 1 shall end on the last day of the month in which the anniversary of the First Shipment Date occurs and all subsequent Sales Years shall end on the anniversary of such date.

ARTICLE 2

Grant Of License

A. Upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the Term, as defined below, of this Agreement, the sole and exclusive right and license to use the Licensed Mark solely in the Licensed Channels of Distribution, as defined below, solely in the Territory as a trademark solely in connection with the manufacture, promotion, sale and distribution solely of the Licensed Products and on all related packing materials, containers, promotional material, publicity, sales, advertising, newspaper, magazine, radio, television, cinema and similar media presently existing or that may exist in the future, in connection solely with the creation, manufacture, introduction, marketing, distribution, sale and advertising of the Licensed Products, through the channels used to manufacture, sell, distribute, advertise and promote Licensed Products of comparable prestige design and quality as described in paragraphs 7A(i) and 7B of Article 7 below (collectively, the “Licensed Channels of Distribution”).

B. Licensor shall not, during the Term, as defined below, of this Agreement and in the Territory, grant to any third party any rights to use the Licensed Mark in connection with Licensed Products in Licensed Channels of Distribution. It is understood and agreed that this Agreement shall pertain only to the Licensed Products for sale in the aforesaid Licensed Channels of Distribution and does not extend to any other product or service or other territory or other distribution channel, unless otherwise agreed to by the parties as evidenced by a mutually executed written amendment of this Agreement, specifically setting forth the further intention and agreement of Licensee and Licensor to do so. Except for the rights to use the Licensed Mark solely in connection with the manufacture and sale of the Licensed Products in the Territory through the Licensed Channels of Distribution expressly provided for herein, Licensor reserves all rights to the use of the Licensed Mark. Licensee is contemporaneously herewith sub-licensing the Licensed Mark to a subsidiary of Perfumania Holdings, Inc. (collectively, “Perfumania”), subject to and on the same terms and conditions as set forth in this Agreement pursuant to a sublicense agreement between Licensee and Perfumania dated as of even date herewith (the “Sublicense”), the form of which is annexed hereto as Exhibit __. Pursuant to the Sublicense, Perfumania is inter alia guaranteeing to Licensor and Artist the performance by Perfumania and Licensee of all the terms, obligations, warranties, restrictions, payments and conditions contained in this Agreement as though Perfumania were a party hereto. It is the essence of this Agreement that Licensee contemporaneously enter into the Sublicense and that Perfumania guarantees in writing to Licensor the performance by Licensee and

Perfumania of all the terms, obligations, restrictions, warranties, payments and conditions contained in this Agreement and any exhibits or agreements incorporated by reference herein.

C. Licensor and Artist each agree not to promote any products described herein as Licensed Products utilizing any other brand during the Term of this Agreement; provided however, that neither Artist nor Licensor, or any party affiliated with either of them, shall be in breach of this Agreement in the event any sponsors of any events in which Artist participates, including but not limited to any tours, television programs, films or special events, are companies in the business of selling fragrance products, provided that the sale of fragrance products is not their primary business (neither Artist nor Licensor shall be in breach of the foregoing in the event that Artist does not have final control over the engagement of any such sponsors) and provided further that Artist shall not be precluded from using or wearing any products whatsoever in the ordinary course, but Artist shall not publicly disclose that he wears any fragrance brands that are not Licensed Products hereunder, except those fragrance brands in which Iconic Brands Group, Inc. has an interest. Artist represents and warrants that he has not authorized, solely during the Term hereof, and will not authorize or permit during the Term, use of the Licensed Mark on any brand of Licensed Product that is not governed by this Agreement.

D. Artist and Licensor hereby represent and warrant that Licensor owns and/or controls (or has valid rights necessary for this Agreement) with respect to all of the trademark and merchandising rights relating to Artist’s commercial persona, image and signature in the product categories governed by this Agreement, including the trademark “Jay-Z.” In addition, Artist is the owner of all of his rights of publicity in his name, likeness and image and that, on or before the date of this Agreement, Licensor acquired the license for the right to exploit and commercialize the name “Jay-Z” and Artist’s commercial persona, image and signature for the products governed by this Agreement, including the right to enter into license agreements with licensees such as Licensee hereunder.

ARTICLE 3

Exclusivity of License

Licensor will not grant any other license effective during the Term, as defined below, of this Agreement for the use of the Licensed Mark on or in connection with Licensed Products through Licensed Channels of Distribution in the Territory. Licensor may use or grant others the right to use the Licensed Mark on or in connection with goods of all other types and descriptions in the Territory. Licensor acknowledges that Licensee or its sub-licensees or distributors presently manufacture and/or distribute in parts of the Territory products similar to or the same as the Licensed Products covered by this Agreement, which bear other trademarks. Licensor further acknowledges that Licensee will be obtaining other licenses for the manufacture and/or distribution of other similar lines during the Term, as defined below, of this Agreement. Licensee will not, during the Term, as defined below, of this Agreement and thereafter, attack either Licensor’s title in and to the Licensed Mark or the validity of this License. Licensee covenants and agrees that the bottles, logos, packaging and scents of any other fragrance brands distributed by Licensee or its sub-licensee Perfumania will be sufficiently distinguishable from those of the Jay-Z brand so as avoid to the extent possible any consumer confusion between such brands.

ARTICLE 4

Term of Agreement

Subject to the rights of termination set forth in this Agreement, the initial term of this Agreement (the “Initial Term”), shall commence on the date of execution hereof (the “Effective Date”) and shall terminate five (5) years following the First Shipment Date, but in no event shall it terminate later than December 31, 2018. Licensee shall have the option to renew this Agreement for an additional three-year period under the terms set forth in this Agreement applicable to such renewal period (the “Renewal Term”) provided:

A.	The Guaranteed Minimum Royalty (as hereinafter defined) for each Sales Year of the Initial Term of this Agreement which, by the terms of this Agreement, are due to be paid prior to the expiration of the Initial Term have been paid in full prior to the expiration of the Initial Term;

B.	Licensee has achieved in Sales Years 1 through 4 Net Sales, in the aggregate, of at least $* and has paid its Sales Royalty on such Net Sales;

C.	Licensee is not otherwise in material breach of any terms or conditions of the Agreement, unless Licensor waives in writing any such breach;

D.	Licensor has not otherwise exercised its rights set forth herein to terminate this Agreement.

E.	Licensee gives Licensor notice in writing of its intent to renew no later than one hundred eighty (180) days following the end of Sales Year 4 and no earlier than the end of Sales Year 4.

The Initial Term and the Renewal Term are collectively referred to in this Agreement as the “Term.”

ARTICLE 5

Confidentiality-Publicity

A. Each party (each a “Restricted Party”) (i) shall, and shall cause its officers, directors, managers, members, employees, attorneys, accountants, auditors and agents (collectively, “Representatives”), to the extent such persons have received any Confidential Information, and their Affiliates and their Representatives, to the extent such entities have received any Confidential Information, as a result of or in connection with or in relation to the conduct and performance of this Agreement, to maintain in strictest confidence the terms of this Agreement and any and all information relating to the parties that is proprietary to each party, as applicable, or otherwise not available to the general public including, but not limited to, this Agreement, any of the terms of

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

this Agreement, information about royalties, warrants, marketing strategies, marketing plans, customer lists, supplier information, distribution channels, contacts at such suppliers, customers and distributors, information related to costs and profits, employees, finances, businesses and operations and activities of each party or their Affiliates, and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a party or its Representatives or Affiliates which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such party (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, its Affiliates and their Representatives not to disclose, Confidential Information to any entity except as required by law, regulation or legal process or by the requirements of any securities exchange on which the securities of a party hereto are listed or quoted (as reasonably determined by such party) and (iii) shall not use, and shall cause its Representatives, its Affiliates and their Representatives not to use, the Confidential Information other than for the purposes anticipated by this Agreement. The provisions of this paragraph shall not apply with respect to:

1. any information that is generally available to the public other than as a result of disclosure in violation of the foregoing;

2. any information that is known to the recipient thereof prior to disclosure thereof by the disclosing party or independently developed by the recipient;

3. any otherwise confidential information that is disclosed to a Party by a third party and such disclosure by the third party is not, to the best knowledge of such receiving Party, in violation of any confidentiality agreement that such third party has with the other Party to this Agreement; or

4. information that is required to be disclosed by judicial or administrative order or required to be disclosed to enforce the terms and conditions hereof.

B. The parties agree that certain sensitive information and material concerning Artist (whether personal, professional or otherwise) and his respective businesses has been or will be provided to or become known by the Licensee (the “Artist Confidential Information”). Accordingly, the parties hereby agree that, except as otherwise expressly provided herein and except for such information or material as Artist may authorize to be publicly disclosed, they will not, at any time hereafter, disclose or divulge to anyone other than Artist or his counsel, financial advisors, or other representatives designated by Artist, any Artist Confidential Information. Without limiting the foregoing, except as otherwise expressly agreed to by Artist or as expressly provided in this Agreement, Licensee shall not photograph, tape, film, record or otherwise duplicate any likeness or activities of Artist, any conversations with Artist or any other activities relating to Artist. Further, no party shall, without Artist’s prior written consent, give any interviews (whether written or oral), write, prepare or assist in the preparation of, any books or articles, or make any disparaging remarks, which interviews, articles or remarks concern or discuss Artist. Notwithstanding the foregoing, Artist Confidential Information may be disclosed (i) to the extent expressly provided in this Agreement or any other agreement to which Artist and Licensee, or their respective Affiliates, are parties; (ii) to the extent required by law, rule, regulation or subpoena or other court order, (iii) to the professional advisors of Licensee on a privileged and confidential basis or (iv) in connection with the enforcement of rights, or the defense of any claims, arising under this Agreement or any other agreement to which Artist and Licensee, or their respective Affiliates, are parties. Artist Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by Licensee or its representatives in violation of this provision, or (ii) was or becomes available to Licensee on a non-confidential basis from a source other than Artist or his representatives, provided that the source is or was (at the time of such disclosure) not bound by a confidentiality agreement or other confidentiality obligation to Artist. All references to Licensee in this Section shall also include its subsidiaries, sublicensees, if applicable, employees and affiliates.

C. All press releases and other public announcements related to this Agreement and the business contemplated herein shall, subject to applicable law and applicable disclosure obligations as required by law, be produced and released by Licensee or Licensor, subject to, if being released by Licensee the prior written reasonable approval of Licensor and Artist, and if being released by Licensor or Artist the prior written reasonable approval of Licensee. Licensor shall refer all press inquiries concerning this Agreement and Licensed Products to Licensee for handling. The provisions of this Article 5 and the parties’ obligations hereunder shall survive the expiration or termination of the Term. For purposes hereof, the Artist shall be free without prior approval of Licensee to handle impromptu media interviews and question and answer sessions in which the subject of this Agreement or Licensed Products is raised.

ARTICLE 6

Duties of Licensee

A. Best Efforts. During the Term of this Agreement, Licensee will use its best efforts to exploit the rights herein granted throughout the Territory and to sell directly or through its Licensor approved sub-licensee through the Licensed Channels of Distribution the maximum quantity of Licensed Products consistent with the high standards and prestige represented by the Licensed Mark.

B. Design and Sample Making. Licensor shall not be responsible for the production, design or sample making of the Licensed Products and Licensee shall bear all costs related thereto.

ARTICLE 7

Quality Standards

A. Manufacture of Licensed Products; Quality Control.

(i) The contents and workmanship of Licensed Products shall be at all times of the highest quality consistent with the reputation, image and prestige of the Licensed Mark, and Licensed Products shall be distributed and sold with packaging and sales promotion materials appropriate for such high quality products. The Parties agree that the Licensed Products shall be of the same or similar premium quality and prestige as that of the Paris Hilton, Britney Spears and Jennifer Lopez fragrance brands as of the date of this Agreement.

(ii) All Licensed Products shall be manufactured, labeled, sold, distributed and advertised in accordance with all applicable national, state and local laws and regulations.

(iii) Licensee shall submit to Licensor the fragrance, scent, packaging and other material, designs, pre-production samples, design concepts, sketches, colors, tags, containers and labels and advertising and marketing materials and any other matter utilizing the Licensed Mark or Associated Matter for Licensor’s review and approval, which approval shall not be unreasonably withheld; however, should Licensor fail to respond to written requests for approval within twenty (20) business days of receipt of such requests, Licensor shall be deemed to have approved the item or items for which approval was requested.

(iv) During the Term of this Agreement, Licensee shall submit, free of charge to Licensor, a then current production sample of each Licensed Product marketed. Production samples submitted by Licensee for this purpose may be retained by Licensor and Licensor will pay Licensee for any additional production samples Licensor requests and retains at prices equal to Licensee’s actual costs. All Licensed Products to be sold hereunder shall be at least equal in quality to the samples presented to Licensor. Notwithstanding the foregoing, Licensor or Artist shall be entitled to up to 300 pieces of Licensed Products at no charge to be handed out for promotional purposes at parties and other promotional events. Should Licensor or Artist require more than 300 pieces free of charge for an event, prior consent from Licensee shall be required. The cost of any Licensed Products provided free of charge shall be credited to Licensee’s Consumer Advertising and Promotion spending minimum set forth in Article 11 below. Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice and during normal business hours, at Licensor’s expense, to examine Licensed Products in the process of being manufactured and to inspect all facilities utilized by Licensee or its sub-licensee in connection therewith.

B. Distribution. In order to maintain the reputation, image and prestige of the Licensed Mark, during the first six (6) months following the initial launch of any new line of Licensed Products, subject to the limitations set forth below, Licensee and its sub-licensee or distributor shall only sell Licensed Products to better department stores (as defined below) and specialty stores (including those better department and specialty stores in Canada and Puerto Rico), including perfumeries and travel retail outlets, but thereafter may sell Licensed Products to those retailers and distributors that sell prestige designer and celebrity fragrances such as the Paris Hilton, Britney Spears and Jennifer Lopez fragrance brands. For purposes hereof, the term “better department stores” shall describe the category and type of department stores that includes without limitation those stores identified on Schedule 7B hereto. Notwithstanding the foregoing, Licensor shall be kept informed of the general make up of the Licensed Channels of Distribution with respect to each product line of the Licensed Products. For each line of Licensed Products, Licensee shall not be permitted to begin selling into the mass market until at least twelve months after the First Shipment Date of such line. However, if requested by Licensor, in the event that the Artist is in the midst of another campaign that Licensor reasonably believes will be impaired by sales of Licensed Products into the mass market, such twelve-month period will be extended for an additional three months. If Licensee has a First Shipment Date for a new line of Licensed Products within the first fifteen months following the First Shipment Date for the previous line of Licensed Products, then Licensee shall be free to begin selling the previously launched line to mass market upon the First Shipment Date of the new line, but in no event earlier than twelve months following the First Shipment Date of the previous line. The previous line may be shipped to customers in the mass market up to thirty days before it may first be sold hereunder, provided that it does not appear on mass market retail shelves until the date which is twelve to fifteen months (as applicable) following the First Shipment Date of each previous line. Sales into the mid-tier market, which shall include without limitation international (excluding Canada and

Puerto Rico, which are included above in the department store and specialty store category) and stores such as JC Penney and Sears, shall be permitted no earlier than six (6) months after the First Shipment Date with respect to each line of Licensed Product.

C. Product Design. Throughout the Term of this Agreement, Licensor and Licensee shall work together in good faith in deciding the types of articles of Licensed Products that Licensee may manufacture, sell, and market, all subject to Licensor’s reasonable approval. Licensee shall provide Licensor with a product development plan for each line of all Licensed Products, which plan may include Licensee’s assessment of market needs and competitive positioning, and such additional information as reasonably requested by Licensor.

(i) Licensee and Licensor shall jointly establish product development calendars, under which at appropriate agreed points throughout the development process of Licensed Products, Licensee shall make available to Licensor the concepts, materials, fabrications (if applicable), packaging and other relevant contents of each line of all Licensed Products for Licensor’s prior written approval as to concept interpretation, workmanship and quality and to assure that Licensed Products are consistent in quality with comparable prestige products such as those referred to in Section 7A(i) above and with Licensor’s standing and reputation with the public. The parties shall make every reasonable effort to adhere to the product development calendars.

(ii) For each new line of Licensed Products (other than items from prior lines to be continued), Licensee shall prepare and deliver to Licensor, for its prior written approval, product concepts and specifications for those Licensed Products that it proposes to include in such line in accordance with the approved product development plan. The various lines of Licensed Products shall be created from such initial concepts and specifications, which shall then be modified and developed cooperatively by Licensor and Licensee until Licensor has approved, in writing, a line which, including items from prior lines to be continued, is consistent with the approved product development plan.

(iii) Upon Licensor’s approval in accordance with this Section, Licensee shall prepare and deliver product assortments/samples for each line of Licensed Products, together with the carding, tags, labels and packaging (“Packaging Materials”) intended to be used with them and Licensee’s internal sales materials for that product introduction, and all advertising and promotional materials to be used in connection therewith, for Licensor’s prior written approval. Once Licensor approves the bottle design and execution and the cap and collar thereto, Licensee shall be permitted to commence production of the bottle, cap and collar. Such production may proceed even if Licensor has not yet approved the bottle contents, packaging materials and any advertising or promotional materials associated therewith. Notwithstanding the foregoing, should Licensor not subsequently approve the bottle contents and/or packaging materials, then the costs of production for the bottle, cap and collar shall be at Licensee’s expense. Subject to the foregoing, Licensee shall not commence commercial production of any item or matter utilizing the Licensed Mark, including but not limited to the Packaging Materials, until Licensor has approved in writing, using the approval form attached hereto as [Exhibit __], a final product assortment and the associated Packaging Materials and all other items or matter utilizing the Licensed Mark. Licensee expressly acknowledges that all approved sample Licensed Products and all original, approved production specification drawings, models, molds and patterns therefor (collectively “Sample Materials”) will be Licensor’s property and Licensee shall surrender these Sample Materials to Licensor immediately upon the expiration or termination of the Term. Approval of an item or Licensed Product which uses particular artwork does not imply approval of such artwork with a different item or Licensed Product or of such item or Licensed Product with different artwork. Licensee acknowledges that Licensor’s approval of an item or Licensed Product does not imply approval of, or license to use, any non-Licensor controlled elements contained in any item or Licensed Product. After a sample of an item has been approved, Licensee shall not make any changes without resubmitting the modified item for Licensor’s written approval. All decisions by Licensor shall be subject to the approval timing and other approval procedures that are set forth in Section 7A above and any disapproval of any Licensed Product shall be made in Licensor’s reasonable discretion, and shall be accompanied with an explanation and, if possible, a proposed solution or alternative design, concept and/or execution. Should Licensor fail to give its approval, Licensor agrees to engage in good faith negotiations with Licensee to solve whatever objections Licensor may have. After such negotiations conclude and an agreement is not reached, then Licensor’s disapproval shall be final and binding and shall not be subject to review in any proceeding.

(iv) All Packaging Materials shall be submitted to Licensor with product affixed in either actual form or actual digital image for review and final approval in accordance with the terms hereof. All fees, if any, associated with the acquisition of any image of the Artist to be used in connection with the Packaging Materials shall be the responsibility of Licensee.

D. Legal Notices/Quality Control. The license granted hereunder is conditioned upon Licensee’s full and complete compliance with the marking provisions of the trademark, patent and copyright laws of the United States and other countries in the Territory.

(i) The Licensed Products, as well as all promotional, packaging and advertising material relative thereto, shall include all appropriate legal notices as required by applicable law.

(ii) The Licensed Products shall be of a quality at least equal to comparable prestige fragrance products as set forth in Article 7, and marketed by Licensee, in conformity with a standard sample reasonably approved in writing by Licensor.

(iii) Licensee covenants and agrees that all the Licensed Product shall be manufactured, sold, marketed and advertised in compliance with all applicable laws, rules and regulations (collectively, “Laws”). Licensee shall pretest a sampling of all proposed and approved Licensed Products and shall cause truthful labeling regarding the care, maintenance, and use to be affixed to the Licensed Products as required by the Laws. Licensee shall immediately inform Licensor in writing of any complaint by any governmental or other regulatory or self-regulatory body relevant to the Licensed Products, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint. Licensee covenants on behalf of itself and on behalf of all of Licensee’s manufacturers, that it shall not use child labor, prison labor and shall only employ persons whose presence is voluntary, and shall otherwise provide employees with a safe and healthy workplace in compliance with all applicable Laws, including but not limited to wage and hour Laws, including minimum wage, overtime, and maximum hours, shall comply with all discrimination and other labor Laws, and all environmental Laws.

(iv) In the event of Licensee’s unapproved or unauthorized manufacture, distribution, use or sale of any Licensed Products or any packaging materials bearing any reference to the Licensed Mark, including promotional and advertising materials, or the failure of Licensee to comply with any provisions of this Section 7, Licensor shall have the right to: (a) immediately revoke Licensee’s rights with respect to any such Licensed Products licensed under this Agreement, and/or (b) at Licensee’s expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products, packaging materials or other materials. Such right(s) shall be in addition to and without prejudice to any other rights Licensor may have under this Agreement or otherwise.

(v) Licensee covenants and agrees that: (a) All Licensed Products manufactured, sold and distributed hereunder will be merchantable and fit for the purpose for which they are intended; (b) the Licensed Products will conform at all times to all applicable federal, state and local laws, rules, regulations, ordinances and other enactments provided in the Territory or otherwise applicable, and all applicable industry standards, including but not limited to, those relating to product safety; and (c) all Licensed Products will conform in all respects to the samples approved by Licensor and that Licensee will not distribute or sell any Licensed Products which are of a quality or standard inferior to or different from the approved quality or are injurious to the reputation and goodwill associated with the Licensed Mark.

ARTICLE 8

Guaranteed Minimum Royalty

In consideration of the license granted hereunder and the other covenants and obligations of Licensor hereunder, Licensee shall pay to Licensor the greater of (A) the Sales Royalty provided by Section 9(A) based on Licensee’s Net Sales during each Sales Year, or (B) the Guaranteed Minimum Royalty as follows:

The Initial Term

Sales Year 1	$*

Payable as follows:	$* as an advance on the date of execution hereof.

Sales Year 2	$*

Payable as follows:	$* due by the 1st day of Sales Year 2
$* due by the 91st day of Sales Year 2
$* due by 181st day of Sales Year 2
$* due by 181st day of Sales Year 2

Sales Year 3	$*

Payable as follows:	$* due by the 1st day of Sales Year 3
$* due by the 91st day of Sales Year 3
$* due by the 181st day of Sales Year 3
$* due by the 271st day of Sales Year 3

Sales Year 4	$*

Payable as follows:	$* due by the 1st day of Sales Year 4
$* due by the 91st day of Sales Year 4
$* due by the 181st day of Sales Year 4
$* due by the 271st day of Sales Year 4

Sales Year 5	$*

Payable as follows:	$* due by the 1st year of Sales Year 5
$* due by the 91st day of Sales Year 5
$* due by the 181st day of Sales Year 5
$* due by the 271st day of Sales Year 5

The Guaranteed Minimum Royalty for the entire Initial Term shall be $*. The Guaranteed Minimum Royalty for each Sales Year during the Initial Term shall be credited only against the Sales Royalty due during the Initial Term.

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

The Renewal Term

Sales Year

Sales Year 6	$*

Payable as follows:	$* due by the 1st day of Sales Year 6
$* due by the 91st day of Sales Year 6
$* due by the 181st day of Sales Year 6
$* due by the 271st day of Sales Year 6

Sales Year 7	$*

Payable as follows:	$* due by the 1st day of Sales Year 7
$* due by the 91st day of Sales Year 7
$* due by the 181st day of Sales Year 7
$* due by the 271st day of Sales Year 7

Sales Year 8	$*

Payable as follows:	$* due by the 1st day of Sales Year 8
$* due by the 91st day of Sales Year 8
$* due by the 181st day of Sales Year 8
$* due by the 271st day of Sales Year 8

The Guaranteed Minimum Royalty for the entire Renewal Term shall be $*. The Guaranteed Minimum Royalty for each Sales Year during the Renewal Term shall be credited only against the Sales Royalty due during the Renewal Term.

With respect to the Renewal Term, on a quarterly basis, Licensee shall pay to Licensor the greater of an amount equal to the Minimum Guaranteed Royalty or the actual Sales Royalty, as defined below, due on Net Sales for such quarterly period.

The Sales Royalty, as defined below, paid for any Sales Year of the Initial Term in excess of the Guaranteed Minimum Royalty due in such Sales Year (hereinafter, the “Initial Term Excess Royalty”), shall be credited against the Guaranteed Minimum Royalty due to Licensor for any other Sales Year of the Initial Term (“Rollover Guaranteed Minimum Royalty Credit”). The Sales Royalty, as defined below, paid for any Sales Year of the Renewal Term in excess of the Guaranteed Minimum Royalty due in such Sales Year (hereinafter, the “Renewal Term Excess Royalty”), shall be credited against the Guaranteed Minimum Royalty due to Licensor for any other Sales Year of the

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

Renewal Term. In no event shall any Initial Term Excess Royalty be credited against any Sales Year in the Renewal Term or any Renewal Term Excess Royalty be credited against any Sales Year in the Initial Term. Notwithstanding the foregoing, on a quarterly basis, Licensee shall pay to Licensor the greater of an amount equal to the Guaranteed Minimum Royalty (subject to any Rollover Guaranteed Minimum Royalty Credit set forth in the previous sentence) or the actual Sales Royalty due on the Net Sales for such quarterly period.

ARTICLE 9

Sales Royalty; Accountings; Withholding Taxes

A. Licensee shall pay to Licensor a royalty of * percent (*%) on Net Sales in each Sales Year (the “Sales Royalty”).

B. The Sales Royalty hereunder shall be accounted for and paid quarterly within thirty (30) days after the close of each quarterly period ending March 31, June 30, September 30 and December 31 during the Term of this Agreement (or portion thereof in the event of prior termination for any reason if the First Shipment Date occurs on any date other than the first or last day of a calendar quarter). The Sales Royalty payable for each quarterly period during each Sales Year shall be computed on the basis of Net Sales during such Sales Year, with a credit for any Guaranteed Minimum Royalty and Sales Royalty payments made to Licensor for said Sales Year. It is the essence of this Agreement that payment of the Sales Royalty, the Guaranteed Minimum Royalty and any other amounts payable under this Agreement shall be guaranteed in writing by Perfumania.

C. All payments made hereunder by Licensee to Licensor shall be made in dollars in lawful currency of the United States of America. All payments, along with a copy of all reports, shall be sent to the address of Licensor first above written, or to such other address as Licensor may designate in writing. The receipt or acceptance by Licensor of any royalty statement, or the receipt or acceptance of any royalty payment made, shall not

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

prevent Licensor from challenging the validity or accuracy of such statement or payment in accordance with the provisions of Section 9E below. Late payments shall incur interest at the rate of one half percent (0.5%) per month from the date such payments were originally due provided written notice of default in payment is provided by Licensor to Licensee.

D. Licensee’s obligations for the payment of the Sales Royalty as provided herein shall survive expiration or termination of this Agreement, and will continue for so long as Licensee and/or its affiliates or sub-licensees continue to sell or otherwise market the Licensed Products in accordance with the terms hereof.

E. All payments made by Licensee under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (individually or collectively, “Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority (a “Governmental Authority”), excluding all present and future income taxes imposed on the Licensor or any of its direct or indirect members (“Excluded Taxes”). In the event that any Taxes (other than any Excluded Taxes) are now or hereafter required to be imposed, levied, collected, withheld, paid and/or assessed under applicable law from, or in respect of, any amount otherwise payable to the Licensor hereunder (including any turnover, sales, value-added or similar type of Taxes imposed by any Governmental Authority and for which the Licensor and/or any of its direct or indirect members or beneficial owners are liable)(individually or collectively, the “Non-Excluded Taxes”), then the amount so payable by Licensee to the Licensor shall be increased and grossed-up to the extent necessary to yield to the Licensor and its direct and indirect members and beneficial owners (after payment, and/or the taking into account, of all such Non-Excluded Taxes) the amount specified in the Agreement as being payable to the Licensor. Whenever any Non-Excluded Taxes are payable by the Licensee, as promptly as possible thereafter Licensee shall send to the Licensor a certified copy of an original official receipt received or other documentary evidence by Licensee showing payment thereof. If Licensee fails to pay any Non-Excluded Taxes when due to the appropriate Government Authority or fails to remit to the Licensor the required receipts or other required documentary evidence, Licensee shall indemnify the Licensor and all of its direct and indirect members and other beneficial owners for any incremental Taxes and any interest or penalties that may become payable by the Licensor or any of its direct or indirect members or beneficial owners as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of all amounts payable hereunder. The requirements of this Section 9E shall apply, provided that Licensor is a domestic (United States) business such as a corporation or limited liability company. If Licensor is a domestic partnership, then such requirements shall only apply if Licensor has no foreign partners.

ARTICLE 10

Net Sales Minimums

A.	Initial Term
	Net Sales Minimum for Sales Year 1:	$ *
	Net Sales Minimum for Sales Year 2:	$ *

	Net Sales Minimum for Sales Year 3:	$ *

	Net Sales Minimum for Sales Year 4:	$ *

	Net Sales Minimum for Sales Year 5:	$ *

	Total Net Sales Minimum:	$ *

B.	Renewal Term

	Net Sales Minimum for Sales Year 6:	$ *
	Net Sales Minimum for Sales Year 7:	$ *
	Net Sales Minimum for Sales Year 8:	$ *
	Total Net Sales Minimum:	$ *

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

D. In the event that Licensee fails to meet its Net Sales Minimum in any Sales Year (including during the Renewal Term if applicable), provided that it promptly pays its Guaranteed Minimum Royalty for such Sales Year within thirty (30) days after the close of such Sales Year, Licensee shall not be deemed in breach of the Agreement on account of any shortfall in Net Sales against the Net Sales Minimum for such Sales Year. Failure to pay the Guaranteed Minimum Royalty within the time provided, shall afford Licensor an automatic right to terminate the Agreement with no further obligations by Licensee subsequent to termination. If Licensee fails to meet the Net Sales Minimum in any Sales Year after the first three (3) Sales Years (including such failure during the Renewal Period if applicable), Licensor may terminate this Agreement, upon notice to Licensee, notwithstanding Licensee’s payment of the Guaranteed Minimum Royalty for the Sales Year in which Licensee failed to meet its Net Sales Minimum resulting in such termination. Licensee shall have no obligation to pay the Guaranteed Minimum Royalty or to make any further sales of Licensed Products for any period following the date of termination. Notwithstanding the foregoing, such termination shall not relieve Licensee of any other obligations that survive termination in accordance with paragraph 18N below.

ARTICLE 11

Advertising and Promotion

Licensee and its sub-licensee and distributors will jointly spend in the Territory for “Consumer Advertising and Promotion” (as defined below) no less than the following:

A. Initial Term

Sales Year 1 40% of the greater of the Net Sales Minimum or actual Net Sales (for purposes of Sales Year 1, expenditures for Consumer Advertising and Promotion that are made after the Effective Date and prior to the commencement of Sales Year 1 shall be credited to Sales Year 1 for purposes of this required minimum). In the event that the expenditure for Consumer Advertising and Promotion in a Sales Year is less than the minimum required under this Article 11, Licensee or its sub-licensee or distributor must spend the shortfall on Consumer Advertising and Promotion during the first quarter of the next Sales Year. Any shortfall remaining at the end of such first quarter shall be remitted to Licensor.

Sales Year 2	25% of the greater of the Net Sales Minimum or actual
Net Sales

Sales Year 3	20% of the greater of the Net Sales Minimum or actual
Net Sales

Sales Year 4	20% of the greater of the Net Sales Minimum or actual
Net Sales

Sales Year 5	20% of the greater of the Net Sales Minimum or actual
Net Sales

B. Renewal Term

Sales Year 6	20% of the greater of the Net Sales Minimum or actual
Net Sales

Sales Year 7	20% of the greater of the Net Sales Minimum or actual
Net Sales

Sales Year 8	20% of the greater of the Net Sales Minimum or actual
Net Sales

C. In the event that Licensee launches a new line of Licensed Products in any of Sales Years 2 through 5 of the Initial Term or Sales Years 6 through 8 of the Renewal Term, in the Sales Year in which launch occurs, the Consumer Advertising and Promotion commitment for such Sales Year for the new line shall be increased by 15%. For example, if a new line is launched in Sales Year 4, the Consumer Advertising and Promotion commitment for the new line in that year would be 35% (20% as required above plus a 15% increment for just the year of launch with respect to Net Sales of only the new line). Notwithstanding the foregoing, the Consumer Advertising and Promotion commitment, expressed as a percentage of aggregate Net Sales in any Sales Year, cannot be less than the Guaranteed Minimum Royalty in such Sales Year, expressed as a percentage of Net Sales.

D. “Consumer Advertising and Promotion” shall be understood to include newspapers, magazines, television, radio, signage/billboards (including related artwork and production charges for these five categories) cooperative advertising, retailer demonstration charges, retailers’ catalogues, gifts-with-purchase (including the free portion of seasonal value sets), marketing collateral materials, direct mail, remittance envelopes, blow-ins, billing inserts (both scented and unscented), product samples, pamphlets, free goods (including those to Licensor for events and other public relations activities), free aspect of seasonal value sets, selling assistant programs, window and counter displays (including testers, dummies, counter cards and other visual aids), in-store demonstrators and models, special events, contests, publicity and promotions and all aspects of social media promotion.

E. Licensor undertakes, at Licensee’s sole expense and subject to Artist’s prior professional commitments, at Licensee’s request to make Artist available at reasonable intervals and for reasonable periods (which shall involve at least three (3) appearances in each Sales Year of the Term, at least one of which shall take place in New York City) for promotional tie-ins serving to associate Artist with the Licensed Products. During the Term and in the Territory, Licensee shall also be entitled to the non-exclusive use of Artist’s approved likeness, and approved signature solely for advertising, packaging and promotional purposes upon Licensor’s approval first being obtained in each instance, which approval shall not be unreasonably withheld or delayed. Licensor’s failure to approve any representation of Artist’s signature or likeness within twenty (20) business days of written request therefor shall be deemed an approval thereof. Licensor shall make every reasonable effort, in light of his busy schedule and subject to his prior professional commitments, at the request of the Licensee and upon at least twenty (20) business days written notice, to arrange for Artist’s cooperation for a reasonable number of publicity events (which shall be included in Artist’s obligations of three (3) appearances discussed above). Licensee shall pay for all reasonable costs involved in providing Artist and two of Artist’s personal assistant/manager(s) with private aircraft travel (including ground transportation) and five star hotel accommodations (separate rooms), food and other related expenses mutually agreed upon in advance of each appearance attended by Artist at Licensee’s request. Licensee shall pay for the costs involved in providing Artist’s stylist, production person and two security guards with round-trip first-class or private air travel and lodging, food and other related expenses mutually agreed upon in advance of each appearance attended by Artist at Licensee’s request. If Artist fails to appear for a scheduled Licensor approved event due to his willful acts or omissions, Licensee will have the right to deduct its non-refundable, directly related, reasonable out of pocket expenses incurred in connection with each specific event from the Sales Royalty. The failure to appear at a scheduled event could have a material adverse effect on the Licensee’s ability to market the Licensed Products. Budgets for the above travel shall be discussed and agreed upon by the Parties prior to travel bookings. Expenses incurred by Licensee under this paragraph shall be included in the Consumer Advertising and Promotion commitment.

F. Licensee shall not advertise or promote any of the Licensed Products in any publication or communications medium that is reasonably likely to damage the goodwill of the Licensed Mark and shall not offer any premiums, bundling or tie-ins with other products without Licensor’s prior written consent. Licensor and Artist and their respective reputations and businesses shall not in any way be used in any illegal, vulgar, obscene, immoral, unsavory or offensive manner. Licensee shall obtain, at its sole cost and expense, all third party consents and approvals necessary in connection with advertising and promotional activities. Moreover, if at any time during the Term, the commercial value of Artist’s name and image is substantially impaired by reason of his conviction of a felony or any other crime involving moral turpitude and that such conduct will materially diminish the ability of Licensee to sell the Licensed Products, Licensee shall have the right to terminate this Agreement following which the parties shall have no further obligations hereunder except those that by the terms of this Agreement are to survive its termination.

ARTICLE 12

Sales Statement; Books and Records; Audits

A. Sales Statement. Licensee shall deliver to Licensor and Artist at the time each Sales Royalty payment is due, a reasonably detailed report in accordance with Generally Accepted Accounting Principles signed by an officer of Licensee and Perfumania and certified as true, accurate and complete, identifying separately by SKU number the items, quantities and Net Sales of each style of Licensed Product broken out by customer account and by country sold by Licensee and/or its Affiliates, Subsidiaries, distributors and/or sub-licensees during the quarter for which payment is being made and then at the end of each Sales Year for the entire Sales Year, and any other information reasonably requested by Licensor in connection therewith. Each such report shall include, in addition to the total number of each Licensed Product sold and the royalty due thereon, a detailed presentation of the computation of royalties, including the quantities and Net Sales of each item sold, and the application of any credits. A statement shall be rendered for each quarter whether or not any royalties are due. Such information shall be maintained in confidence by and on behalf of Licensor, subject to disclosure only as required by law. Notwithstanding the foregoing, Licensor acknowledges and agrees that Licensee shall not be selling the Licensed Products into the market. Sales will actually be made by Perfumaniaand the books and records reflecting such sales shall be in the exclusive control and possession of Perfumania so that any reporting required herein shall be generated by Perfumania based on the accounting records of Perfumania.

Licensee and Perfumania shall deliver to Licensor, not later than ninety (90) days after the close of each Sales Year during the Term of this Agreement (or portion thereof in the event of prior termination for any reason), a statement, prepared in accordance with GAAP, signed by a duly authorized officer relating to said entire Sales Year, setting forth the same information required to be submitted by Licensee in accordance with the first paragraph of this Article and also setting forth the information concerning expenditures for the Consumer Advertising and Promotion of Licensed Products during such Sales Year required by Article 11 hereof.

B. Books and Records; Audits. Licensee and Perfumania shall prepare and maintain, in such manner as will allow its accountants to audit same in accordance with GAAP complete, accurate and separate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) in which accurate entries will be made covering all transactions, including advertising expenditures, arising out of or relating to this Agreement. Licensee and Perfumania shall keep separate general ledger accounts for such matters that do not include matters or sales related to this Agreement. Licensor and Artist and their duly authorized representatives shall have the right, for the duration of this Agreement and for three (3) years thereafter, during regular business hours and upon seven (7) business days advance notice (unless a shorter period is appropriate in the circumstances), to audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee and/or Perfumania with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents, and to make copies of any and all of the above. All such books of account, records, documents and materials shall be kept available by Licensee and/or Perfumania for at least three (3) years after the end of the Sales Year to which they relate.

If, as a result of any audit of Licensee’s and/or Perfumania’s books and records, it is shown that Licensee’s and/or Perfumania’s payments were less than the amount which should have been paid by an amount equal to five (5%) percent or more of the payments actually made with respect to sales occurring during the period in question, Licensee and/or Perfumania shall reimburse Licensor for the cost of such audit and shall make all payments required to be made to eliminate any discrepancy revealed by said audit together with interest accruing thereon within ten (10) days after Licensor’s demand therefor.

C. Licensee shall submit to Licensor and Artist for its prior written approval an annual business plan, which shall include specific product offerings, advertising and marketing strategies for distribution and sale of the Licensed Products, and sales forecasts. Such plan shall be delivered to Licensor at least ninety (90) days prior to the beginning of each Sales Year, except that with respect to Sales Year 1 the plan shall be delivered within one hundred and twenty (120) days prior to the First Shipment Date.

D. Licensee’s and/or Perfumania’s obligations to maintain the records and provide audit rights as provided herein shall survive expiration or termination of this Agreement, and will continue for three (3) years after Licensee and/or its distributors or sub-licensees have ceased to manufacture, to have manufactured, sell or otherwise market the Licensed Products in accordance with the terms hereof.

ARTICLE 13

Indemnification and Insurance

A. Indemnification of Licensor. Licensee hereby agrees to save and hold Licensor and its officers, directors, agents and employees harmless of and from and to indemnify them against any and all claims, suits, injuries, losses, liability, demands, damages and expenses (including, subject to subparagraph D below, Licensor’s reasonable attorneys’ fees and expenses) which Licensor may incur or be obligated to pay, or for which either may become liable or be compelled to pay in any action, claim or proceeding against it, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee’s performance of this Agreement, including but not limited to those arising out of (i) any use of any of Licensor’s intellectual property by Licensee, its subsidiaries and/or affiliates or sub-licensees in connection with the Licensed Products not expressly authorized under this Agreement (ii) the sale or use of the Licensed Products, (iii) any allegedly unauthorized use of any patent, process, idea, method, or device in connection with the Licensed Products except as authorized by this Agreement, (iv) any claims, suits, losses and damages arising out of alleged defects in the Licensed Products or resulting from any failure of Licensee, or any person, firm, or entity acting under or through Licensees, to comply with the provisions of this Agreement or to comply with any applicable laws including, without limitation any of the foregoing, (v) the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by Licensee in violation of any national, state or local law or regulation or the breach of Article 5 hereof, or (vi) the death of, or injury to, persons or damage to property, and (vii) third party claims of infringement of intellectual property rights, including copyrights, trademark (other than the Licensed Mark), trade dress and/or patent claims. The provisions of this paragraph and Licensee’s obligations hereunder shall survive the expiration or termination of this Agreement. This indemnity shall not apply to the extent any claim, suit, injury, loss, liability, demand, damage or expense arises out of the negligence or willful misconduct of Licensor. Licensee shall give Licensor prompt written notice of any such claim, demand or suit.

B. Insurance Policy. Licensee shall procure and maintain at its own expense in full force and effect at all times during which Licensed Products are being sold, with a qualified AA or higher rated insurance carrier acceptable to Licensor, a public liability insurance policy with a general liability insurance, products liability insurance, errors and omissions insurance and worker’s compensation insurance having the minimum coverages specified as follows:

Commercial General Liability Insurance for limits of $2,000,000 per occurrence Bodily Injury and Property Damage Combined, $1,000,000 per occurrence Personal & Advertising Injury, $2,000,000 aggregate Products and Completed Operations Liability, Workers Compensation of $1,000,000 per occurrence and $10,000,000 umbrella coverage each occurrence for General Liability and Product Damage, with Cargo coverage of up to $25,000,000.

Such insurance policies shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Licensor and Artist shall be a named insured on each such policy. Such insurance may be obtained by Licensee in conjunction with a policy which covers products other than Licensed Products.

C. Evidence of Insurance. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of the maintenance of the insurance required by subparagraph B above, including, but not limited to, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above.

D. Notice. Licensor will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of Licensor. In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from Licensor, then Licensor shall have the right, but not the obligation, to defend such action, claim, suit or proceeding and in such defense Licensor may, subject to Licensee’s indemnity obligation under subparagraph A above, be represented by its own counsel. In any case, the Licensor and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above except that in the event appropriate action is being taken by Licensee by counsel reasonably acceptable to Licensor, with respect to any non-trademark or intellectual property, action, claim, suit or proceeding. Licensor shall not be permitted to seek indemnification from Licensee for attorneys’ fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, Licensor shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

ARTICLE 14

The Licensed Mark

A. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark, unless and until Licensor consents thereto in writing. Licensee acknowledges the validity of the Licensed Mark, the secondary meaning associated with the Licensed Mark, and the rights of Licensor with respect to the Licensed Mark in the Territory in any form or embodiment thereof and the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done, any act or thing which may in any way materially adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may materially reduce the value of the Licensed Mark or detract from its reputation.

B. At Licensor’s request, Licensee shall execute any documents, including registered user agreements, reasonably required by Licensor to confirm the respective rights of Licensor in and to the Licensed Mark in each jurisdiction in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor, in connection with the filing and the prosecution by Licensor of applications to register or renew the Licensed Mark for Licensed Products sold hereunder in each jurisdiction in the Territory where Licensee has reasonably requested the same in accordance with this Agreement. Such filings and prosecution shall be at the expense of Licensor and Licensor shall own Licensed Mark. Nothing contained herein shall obligate Licensor to prosecute any trademark application outside the U.S. which is opposed or rejected in any country after the application is filed, provided, however, that any such prosecution shall go forward if (a) Licensee requests same; (b) Licensee pays for same directly; and (c) such prosecution is in Licensor’s name and directed by Licensor. Licensor shall cooperate fully with any such prosecution. If the prosecution fails, Licensee shall receive no credit for the monies it expended in connection therewith; if the prosecution succeeds, Licensee shall be entitled to receive a credit for the monies it expended in connection therewith against any Sales Royalty due Licensor from sales derived in the country of such prosecution.

C. Licensee shall use the Licensed Mark in each jurisdiction in the Territory strictly in compliance with the legal requirements obtaining therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Licensed Products and on all materials on or in connection with which the Licensed Mark is used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

D. Licensee shall never challenge the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein. The foregoing shall not be deemed to prevent Licensee from asserting, as a defense to a claim of breach of contract brought against Licensee by Licensor for failure to perform its obligations hereunder, that its ceasing performance under this Agreement was based upon Licensor’s failure to own the Licensed Mark in the United States of America, provided that it is established in a court of law that Licensor does not own the Licensed Mark, that the Licensed Mark is owned by a third party so as to preclude the grant of the license provided herein.

E. Licensee shall promptly notify Licensor of any counterfeiting or other infringement of the Licensed Mark, or any diversion of the Licensed Products from the Licensed Channels of Distribution, of which Licensee becomes aware. Licensor shall have the right, but not the obligation, to institute legal action or take any other actions which it deems necessary to protect its interest in the Trademarks, and Licensee shall fully cooperate with Licensor in any such action, provided that any out-of-pocket expenses of Licensee incurred in connection therewith are paid or reimbursed by Licensor or credited against any Sales Royalty due thereafter to Licensor. Any monetary recovery (the “Licensor Recovery”) resulting from any such action shall be allocated between Licensor and Licensee as follows: first, all out of pocket expenses incurred by Licensor and Licensee in prosecuting such action (the “Recovery Expenses”)

shall be paid to Licensor and Licensee as actually incurred by each; second, Licensor shall be paid an amount equal to the balance of the Licensor Recovery, after deducting the Recovery Expenses, times the Royalty Rate; and third, Licensor shall receive fifty (50%) percent and Licensee shall receive fifty (50%) percent of the remaining balance of the Licensor Recovery. If Licensor declines to institute or continue any legal action, Licensee may, with the consent of Licensor, which will not be unreasonably withheld, institute or continue same in its name, at its sole expense, in which event any monetary recovery (the “Licensee Recovery”) resulting therefrom shall be allocated between Licensor and Licensee as follows: first, the Recovery Expenses shall be paid to Licensor and Licensee in the amounts actually incurred by each; second, Licensor shall be paid an amount equal to the balance of the Licensee Recovery, after deducting the Recovery Expenses, times the Royalty Rate; and third, Licensor shall receive fifty (50%) percent and Licensee shall receive fifty (50%) percent of the remaining balance of the Licensee Recovery. Should the amount of the recovery under this paragraph not be sufficient to pay 100% of the Recovery Expenses, then the allocation hereunder shall be adjusted on a pro-rata basis in proportion to the relative amounts of Recovery Expenses incurred by each of Licensor and Licensee.

F. Licensor shall not be required to protect, indemnify or hold Licensee harmless against, or be liable to Licensee for, any liabilities, losses, expenses or damages which may be suffered or incurred by Licensee as a result of any infringement or allegation thereof by any other person, firm or corporation, other than by reason of Licensor’s breach of the representations made and obligations assumed herein.

G. Ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent, trade secret and trademark rights, in the Licensed Products and in all formulae, designs, logos, artwork, packaging, copy, literary text, advertising material and promotion material of any sort utilizing the Licensed Mark, including all such material developed by Licensee (collectively, the “Work”), shall vest in Licensor, and title thereof shall be in the name of Licensor. All such items and all Licensed Products shall bear the copyright and trademark notices as are reasonable and customary and any other legal notices, which Licensor may from time to time prescribe. Notwithstanding the foregoing, the parties hereto understand and agree that the formulae and scents shall be owned by a third-party fragrance house, which fragrance house shall agree, using the form of agreement annexed hereto as Exhibit __, directly with either Licensee or Perfumania and Licensor that, during and after the Term of the Agreement such formulae and scents shall be exclusive to Licensor. Any and all additions to, and new renderings, modifications or embellishments of the Work shall, notwithstanding their invention, creation and use by Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable, be and remain the property of Licensor, and Licensor may use, and license others to use the Work, subject only to the provisions of this Agreement. Licensee shall advise Licensor of specific Work to be developed, designed and/or manufactured by third parties (collectively, “Developers”) and shall provide Licensor with the names and addresses of all such Developers. Licensee shall impose restrictions on such Developers, including but not limited to having such Developers execute confidentiality, trademarks acknowledgement and anti-pirating and anti-infringement agreements and/or letter agreements guaranteeing the Developers’ compliance with the provisions of this Agreement. Licensee shall obligate each Developer to covenant in its agreement that it will not subcontract any of its obligations to develop, design or manufacture Licensed Products or Work without the prior written approval by the Licensor. The right, title and interest in and to any samples or prototypes of the Work, including any modifications or improvements thereto, that are submitted by Licensee or Perfumania to Licensor for approval, but (i) which are not approved by Licensor (ii) not then used in connection with the Licensed Mark or the Licensed Products and (iii) are not confusingly similar to the Work ultimately approved or used by the Licensor in connection with the Licensed Mark (provided that any reference to or inclusion of the Licensed Mark is removed from such Work), shall revert to Licensee or, as applicable, to the designer or fragrance house that designed, developed prepared and provided such Work. Licensee agrees, if requested by Licensor, to utilize anti-counterfeiting stickers on the Licensed Products sold to customers who consent to the inclusion of such stickers on Licensed Products they purchased from Licensee or its sub-licensee or distributors.

H. Licensee shall not use any other tradenames, trademarks or other designations including, without limitation, Licensee’s own corporate name or tradename in connection with the Licensed Mark in any consumer advertising and publicity, labeling, packaging or printed matter utilized by Licensee in connection with the Licensed Products. Licensee may, however, use its own corporate name or tradename in connection with the Licensed Products in transactions between and among the parties hereto, and with Manufacturers, merchants, wholesale customers and others relating to: the manufacture of Licensed Products; the creation and development of designs, styles, advertising, promotional materials, packaging, printed matter and labeling of the Licensed Products; and the wholesale sale of the Licensed Products. Licensee shall not use its corporate name as a brand to associate it with or promote any Licensed Products. Licensee shall not use the Licensed Mark in combination with any other names or marks to form a new mark and shall not use the Licensed Mark as a tradename or in any other manner other than in connection with the manufacture, distribution, sale and promotion of Licensed Products under this Agreement. Licensee will at all times make reference on the Licensed Products and on all packaging and promotional materials used in connection therewith that the Licensed Mark is under license from the Licensor. For clarification purposes and avoidance of doubt, Licensee and its sub-licensees and distributors may use their corporate names on the labeling of Licensed Products to indicate the identity and location of the manufacturer and/or distributor of Licensed Products as is customary solely in order to comply with applicable labeling laws and regulations. Moreover, Licensee and its sublicensee Perfumania shall be permitted in trade press articles and media interviews or question and answer sessions, on their websites, in their catalogues and company literature to identify the Artist and the Licensed Products as one of several licensors and brands included in Licensee’s or its sublicensees’ or distributors’ catalogue of brands and product lines.

ARTICLE 15

Defaults; Termination

A. The following conditions and occurrences shall constitute “Events of Default” by Licensee:

(i). the failure to pay Licensor the full amount due it under any of the provisions of this Agreement by the prescribed date for such payment;

(ii). the failure to deliver full and accurate reports pursuant to any of the provisions of this Agreement by the prescribed due date therefor;

(iii). the making or furnishing of a knowingly false statement in connection with or as part of any material aspect of a report, notice or request rendered pursuant to this Agreement;

(iv). the failure to maintain the insurance required by Article 12;

(v). the use of the Licensed Mark in an unauthorized or unapproved manner;

(vi). Licensee’s use of other trademarks on or in association with the Licensed Products, without prior written consent of Licensor;

(vii). the commencement against Licensee of any proceeding in bankruptcy, or similar law, seeking reorganization, liquidation, dissolution, arrangement, readjustment, discharge of debt, or seeking the appointment of a receiver, trustee or custodian of all or any substantial part of Licensee’s property, not dismissed within sixty (60) days, or Licensee’s making of an assignment for the benefit of creditors, filing of a bankruptcy petition, its acknowledgment of its insolvency or inability to pay debts, or taking advantage of any other provision of the bankruptcy laws;

(viii). the material breach of any other material promise or agreement made herein (or any agreements or exhibits incorporated by reference herein) including but not limited to (1) the failure of Licensee to enter into a sublicense agreement with Perfumania as set forth in this Agreement including Section 2 hereof or (2) the failure of Licensee to launch the Licensed Products on retail shelves in commercially reasonable quantities by December, 2013.

B. In the event Licensee or Licensor fails to cure an Event of Default, (in the event such Event of Default is curable) within fifteen (15) days after written notice of default is transmitted to Licensee or within such further period as the non-defaulting party may allow, this Agreement shall, at the option of the non-defaulting party, be terminated, on notice to the defaulting party.

C. Upon the expiration or termination of this Agreement for any reason, in the event this Agreement is not renewed as provided in Article 4 above, or in the event of the termination or expiration of a renewal term of this Agreement, Licensee, except as specified in Article 16 below, will immediately discontinue use of the Licensed Mark, will not resume the use thereof or adopt any colorable imitation of the Licensed Mark or any of its parts, will promptly deliver and convey to Licensor within no later than ninety (90) days from such termination (free of all liens and encumbrances) (i) all plates, engravings, silk-screens, or the like used to make or reproduce the Licensed Mark and its designs, but not the bottle mold or tooling (that may not be used by Licensee following the termination of the Agreement other than to the extent that the components created using such molds or tooling or not distinctive and would not cause any consumer confusion as to source or origin between Licensee or Perfumania on the one hand and Licensor or Artist on the other hand), but which Licensor shall be entitled to purchase or recover as provided below; and (ii) all items affixed with likeness or reproductions of the Licensed Mark, whether Licensed Products, labels, bags, hangers, tags or otherwise, and, upon request by Licensor, will assign to Licensor such rights as Licensee may have acquired in the Licensed Mark. In the event that this Agreement expires or is terminated by Licensor due to Licensee’s default, Licensor shall have an option, but not an obligation, to purchase the bottle mold and tooling for the Licensed Products, free of all liens and other encumbrances, at a price equal to Licensee’s cost for same established by submission of bill(s) from supplier and satisfactory proof of payment for same. Licensor shall pay such cost as follows: by wire transfer in advance. Licensor shall exercise its aforesaid option within thirty (30) days after Licensee’s submission of documents establishing cost. Notwithstanding the foregoing, if Licensor has terminated this Agreement due to Licensee’s default, Licensor, at its option, shall be entitled, in exercising its purchase option, to deduct from the cost price an amount equal to the Sales and Guaranteed Minimum Royalties Licensor is entitled to recover, for which deduction Licensee shall receive a credit. In the event Licensor exercises its aforesaid option, Licensee shall be precluded forever from using the bottle molds or tools and from selling or otherwise transferring or licensing any rights whatsoever in the molds or tools to any third party. In the event that Licensor does not exercise its aforesaid option, Licensee shall not use the bottle molds or tools or sell or otherwise transfer or license any rights whatsoever in the bottle mold or tools to any third party for a period of two (2) years after the determination of the fair market value. In the event of any permitted use of the bottle mold and/or tools by Licensee, Licensee shall not use in connection therewith the Licensed Mark, any trademark confusingly similar thereto, any trade dress associated with the Licensed Products, any advertising or promotional materials used in connection with the Licensed Products or any other markings or materials which would cause a reasonable consumer to believe that any new items sold using the bottle mold and tools are authorized by Licensor or in some way associated with the Licensed Mark. Any permitted sale or license of the bottle mold and/or tools by Licensee shall prohibit in writing the purchaser or licensee from using the Licensed Mark, and confusingly similar trademark and any such trade dress, advertising, promotional materials, markings or other materials and shall expressly make Licensor a third party beneficiary of such provision.

ARTICLE 16

Rights on Expiration or Termination

A. If this Agreement expires or is terminated for any reason, Licensee shall cease to manufacture Licensed Products (except for work in process or to balance component inventory) but shall be entitled, for an additional period of six (6) months only, on a non-exclusive basis, to sell and dispose of its inventory subject, however, to the provisions of paragraph D of this Article.

Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon but not to the payment of Guaranteed Minimum Royalties. Such accounting and payment shall be made monthly. If Licensor has entered into a license agreement with a new distributor to replace Licensee, then Licensor shall be permitted to purchase Licensee’s remaining inventory at Licensee’s cost plus ten (10%) percent to cover carrying and handling charges for purposes of distribution by the new licensee. Upon termination of this Agreement, Licensee shall take commercially reasonable efforts to allocate appropriate stock of Licensed Product in order not to have excess stock at the end of the Term. In the event excess stock of Licensed Product is not sold at the end of the Term, Licensee shall have the non-exclusive right for six (6) months (the “Sell-Off Period”) from the end of the Term to sell through the Licensed Product pursuant to this Agreement. Licensee agrees to refrain from “dumping” any articles of Licensed Products in the market during the Sell-Off Period. “Dumping” shall mean the distribution of the Licensed Products at volume levels significantly above Licensee’s prior sales practices with respect to Licensed Products, and at price levels so far below prior sales practices with respect to Licensed Products as to disparage the Licensed Products.

B. In the event of termination in accordance with Article 14 above, Licensee shall pay to Licensor, the Sales Royalty then owed to it pursuant to this Agreement for Net Sales made through the date of termination or otherwise.

C. Notwithstanding any termination in accordance with Article 15 above, Licensor shall have and hereby reserve all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark, and to collect royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement.

D. Upon the expiration or termination of this Agreement and no later than 20 days after such expiration or termination, Licensee shall deliver to Licensor a complete and accurate schedule of Licensee’s inventory of Licensed Products, and of related work in process then on hand, including components and products and materials in the process of manufacture (including any such items held by Subsidiaries, Affiliates, sublicensees or others on behalf of Licensee) (hereinafter referred to as “Inventory). Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee’s cost of each such item. Notwithstanding anything contained to the contrary in this Agreement, Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete Inventory schedule, to purchase all, but no less than all, of the Inventory, free of all liens and other encumbrances, for an amount equal to the lowest Licensee’s selling price. In the event such notice is sent by Licensor, Licensee shall deliver to Licensor or its designee all of the Inventory referred to therein within thirty (30) days after Licensor’s said notice and, in respect of any Inventory so purchased, assign to Licensor all then outstanding orders from Licensee to its suppliers and to Licensee from its customers. Licensor shall pay Licensee for such Inventory by wire transfer within in advance of the delivery of such Inventory to Licensor. No Sales Royalty shall be payable to Licensor with respect to any such inventory purchased by Licensor.

E. Immediately upon the expiration or termination of this Agreement for any reason, Licensor shall have the free and unrestricted right to grant other parties one or more licenses to use the Licensed Mark in connection with the manufacture, sale, distribution or advertising and promotion of Licensed Product in the Territory or to enter into such other transactions as it desires for the use of the Licensed Mark with Licensed Products or in any other manner, without any obligation of any kind to Licensee. The right of Licensee to sell items of Inventory under this Section is non-exclusive only and shall not in any manner limit Licensor’s right to enter into other licenses or transactions.

ARTICLE 17

Sublicensing and Distribution

A.(i) The performance of Licensee hereunder is of a personal nature. Therefore, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed (other than to Perfumania) or transferred by Licensee, whether to a Subsidiary or Affiliate, nor may Licensee delegate any of Licensee’s obligations under this Agreement without Licensor’s prior written approval, such approval not to be unreasonably withheld or delayed. Any attempted assignments, transfer, or sublicenses by Licensee without such approval shall be void and a material breach of this Agreement. Notwithstanding the foregoing, Licensee shall have the obligation, subject to the terms of this Agreement including but not limited to Section 2 hereof, to sub-license the Licensed Mark to Perfumania or to assign this Agreement to Perfumania.

(ii) Consolidation. This Agreement shall not terminate if Licensee is merged with, acquired by or otherwise consolidated with or into another entity if all of the following has occurred: (a) the surviving entity has a net worth under GAAP equal to or greater than that of Licensee, (b) the surviving entity owns or controls, directly or indirectly, a majority of the stock or assets of Licensee, (c) the surviving entity has assumed all of Licensee’s obligations hereunder, and (d) the surviving entity has retained substantially all of the infrastructure of Licensee’s sub-licensee, Perfumania, for the development, marketing, merchandising, manufacturer and sales of prestige fragrance brands to department and specialty stores.

B. Subject to the Licensed Channels of Distribution set forth in this Agreement, Licensee shall be entitled to use distributors in the Territory in connection with its sale of Licensed Products under this Agreement with the prior written approval of Licensor. No such distributor, however, shall be entitled to exercise any of Licensee’s rights hereunder except for the sale of Licensed Products which have been approved by Licensor hereunder.

ARTICLE 18

Miscellaneous

A. Representations. The Parties respectively represent and warrant that they have full right, power and authority to enter into this Agreement and perform all of their obligations hereunder and that they are under no legal impediment which would prevent their signing this Agreement or consummating the same. Licensor represents and warrants that it has the right to license to Licensee the Licensed Mark and that Licensor has not granted any other existing license to use the Licensed Mark in connection with Licensed Products in the Territory and that no such license will be granted during the term of this Agreement except in accordance with the provisions hereof. Licensor makes no representations or warranties except as expressly provided herein.

B. Licensor’s Rights. Notwithstanding anything to the contrary contained in this Agreement (except for the provisions of Section 17A(ii), to which this Section 18B shall be subject), Licensor shall not have the right to negotiate or enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Mark in connection with the manufacture, distribution and/or sale of Licensed Products covered hereunder in the Territory or provide consultation and design services with respect to such Licensed Products in the Territory prior to the termination or expiration of this Agreement.

C. Licensor’s Retail Stores. In the event Licensor opens one or more retail stores or boutiques selling various products bearing the Licensed Mark, Licensee agrees to sell Licensed Products to Licensor for sale in such stores at regular listed retail prices less a 60% (sixty) percent discount. Licensee further agrees that any sales pursuant to this paragraph shall be included in the computation of Net Sales for any applicable Sales Year hereunder.

D. Governing Law; Entire Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof (including all exhibits referred to herein), supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

E. No Agency. Nothing herein contained shall be construed to constitute the Parties hereto as partners or as joint venturers, or either as agent of the other, and licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

F. No Waiver. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

G. Void Provisions. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

H. Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

I. Force Majeure. Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under the Agreement (other than payment to any accrued obligation for the payment of money) when such delay or failure is by reason of lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike conditions, terrorism or threat of terrorism, the elements, embargoes, act of God or the public enemy, compliance with any law, regulation or other governmental order, whether or not valid, or other similar causes beyond the control of the party effected. The party claiming to be so affected shall give notice to the other party promptly after it learns of the occurrence of said event and of the adverse results thereof. Such notice shall set forth the nature and extent of the event. The delay or failure shall not be excused unless such notice is so given. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement if the other party is unable to perform any or all of its obligations hereunder for a period of three (3) months by reason of one or more of the foregoing force majeure events as if the date of termination were the date set forth herein as the expiration date hereof. If either party elects to terminate this Agreement under this paragraph, Licensee shall have no further obligations for the Guaranteed Minimum Royalty beyond the date of termination (which shall be prorated if less than a Sales Year is involved) and Licensee shall be obligated to pay any Sales Royalty which is then due or becomes due.

J. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor’s transferees and assigns and Licensee’s permitted transferees and assigns.

K. Governing Law, Trademarks. In the event of a dispute between the parties hereto arising out of trademark infringement or ownership of trademarks and trademark registrations, such dispute shall be brought in a court of competent jurisdiction in the New York County, New York and the parties hereby irrevocably submit to personal jurisdiction in such venue for all such proceedings. Any such lawsuit shall be construed and enforced in accordance with the laws of the State of New York, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. In such event each party hereby (i) submits to personal jurisdiction in the State of New York for the enforcement of this Agreement and (ii) waives any and all personal rights under the law of any other state or country to object to jurisdiction within the State of New York for the purposes of litigation to enforce this Agreement.

L. Consolidation. Notwithstanding anything contained to the contrary in this Agreement (a) this Agreement shall not terminate if Licensor is merged or otherwise consolidated into another entity, which is the surviving entity. (b) Licensor shall be entitled to assign this Agreement to any entity to which the Licensed Mark is assigned. .

M. Survival. The provisions of paragraphs 12, 13, 16, 17, and 18 (together with such other provisions herein which expressly survive expiration or termination of this Agreement) shall survive any expiration or termination of this Agreement.

N. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall be given no substantive effect.

O. Entire Agreement; Amendments. This Agreement, inclusive of the Exhibits hereto contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument or agreement signed by each of the parties.

ARTICLE 19

Notices

Any notice or other communications required or permitted by this Agreement to be given to a party will be in writing and will be considered to be duly given three (3) days after sent by certified mail or registered mail, return receipt requested, or by recognized overnight courier such as UPS or Federal Express, to the party concerned to the following persons or addresses (or to such other persons or addresses as a party may specify by notice to the other):

If to Licensor:

Andrew D. Kupinse, Esq.

Cummings & Lockwood, LLC

Six Landmark Square

Stamford, CT 06901

With simultaneous copies to:

John Meneilly

1411 Broadway, 38th Floor

New York, N.Y. 10018

If to Licensee:

Artistic Brands Development, LLC

1600 N.W. 84th Avenue

Miami, FL 33126

Attention: Rene Garcia

Notice of the change of any of the foregoing addresses shall be duly given by either party to the other in the manner herein provided.

ARTICLE 20

Conditions

A. This Agreement shall only be effective upon satisfaction of the following conditions (hereinafter, collectively, the “Conditions”) which conditions the parties have agreed to satisfy pursuant to a letter agreement among Licensor, Licensee and Perfumania. dated as of even date herewith: (a) contemporaneously with the execution hereof Perfumania executes the Sublicense in the form of Exhibit             ; and (b) contemporaneously with the execution hereof, Perfumania issues to Licensor or its designees warrants to purchase 266,667 shares of Perfumania Holdings, Inc. common stock at an exercise price of $8.00 per share which warrants shall be in substantially the same form and contain all of the same rights and benefits as the warrants previously issued to Artist in connection with his ownership of Artistic, as amended pursuant to an Amendment to warrant certificates among Carter, Perfumania and others dated as of December             , 2011; and (c) contemporaneously with the execution hereof, Licensee shall issue a letter to Perfumania (the “Assignment Letter”), the form of which is attached hereto as Exhibit __, that shall be countersigned by Perfumania and in turn delivered to Licensor, pursuant to which Licensee shall irrevocably assign to Licensor *% of the Net Profits, as defined in the Assignment Letter, of Perfumania and/or any of its subsidiaries, affiliates or sub-licensees (including but not limited to Licensor) on sales of Licensed Products, payable to Licensor on a quarterly basis during each Sales Year of the Term of the License Agreement and continuing thereafter for so long as the Licensed Products are sold by Licensee, Perfumania and/or any of their subsidiaries, affiliates or sub-licensees, and acknowledging Licensor’s direct right to recover such Net Profits from Perfumania, and in the event Perfumania fails to remit such Net Profits

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

directly to Licensor, then (without prejudice to Licensor’s right to exercise all of its other legal or equitable remedies) Licensee agrees to guarantee the obligation of Perfumania to pay such Net Profits to Licensor in accordance with the Assignment Letter.

B. The quarterly payment to Licensor of *% of the Net Profits of Perfumania and/or any of its subsidiaries, affiliates or sub-licensees (including but not limited to Licensee) (the “Profit Share”) on sales of Licensed Products shall be computed as follows: an amount equal to *% of the cumulative Net Profits (which shall include all negative Net Profits and positive Net Profits to date) for the period commencing on the Effective Date of the License Agreement through the end of the quarterly period for which the Profit Share is being computed (the “Current Quarter”) (the period from the Effective Date through the end of the Current Quarter being referred to as the “Period To Date”), less the aggregate, cumulative amount of Profit Share previously paid to Licensor for the Period To Date, provided that, if such aggregate, cumulative amount of Profit Share previously paid for the Period To Date shall exceed *% of the aggregate, cumulative amount of Net Profits for the Period To Date, there shall be no Profit Share payment to Licensor for the Current Quarter. Licensee will obtain from Perfumania an accounting of Perfumania’s profits on the sale of Licensed Products on a quarterly basis, which accounting Licensee shall provide to Licensor. Licensor shall have the right, at its option and expense, to conduct an annual audit of Perfumania’s profits on sales of Licensed Products by Perfumania. Licensor shall be given the right, at its option and expense, to audit the books of Perfumania directly in order to confirm the accuracy of Perfumania’s computation of Net Profits to be paid to Licensor pursuant to the Assignment Letter. The definition of Net Sales of all Perfumania fragrance and related cosmetic and skin care brands (inclusive of the Licensed Products) for purposes of computing Overhead Expense shall be the same definition as set forth in this Agreement.

The aforementioned Perfumania guaranty (which may be incorporated into the Sublicense) shall, among other things, provide Licensor and Artist with direct audit rights with Perfumania. Additionally, Licensor and Artist shall have a direct claim against Perfumania on the guaranty for breaches of the

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

Agreement (including but not limited to dilution of trademark, failure to obtain artist approval, violation of child labor laws etc). The Agreement will have no force and effect and will terminate in its entirety with no further obligation by either party in the event that any of the foregoing Conditions is not satisfied.

ARTICLE 21

Most Favored Nations

If the financial terms of any license agreement Licensee enters into with Kanye West in the same or similar product categories as is covered by this Agreement, whether entered into before or after the Effective Date, are more favorable to Kanye West than the financial terms provided to Licensor under this Agreement, then the financial terms of this Agreement shall thereupon be modified so as to be no less favorable to Licensor than the financial terms of any license agreement entered into with Kanye West, whether entered into before or after the Effective Date. Such modifications shall be effective on a retroactive basis hereunder so that such modifications shall be deemed effective as of the Effective Date, and Licensee shall make all payments to Licensor and take such actions as may be required to effect same upon the execution of any such agreement with Kanye West.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

LICENSEE: ARTISTIC BRANDS DEVELOPMENT, LLC

BY:	Date:
Print name: Rene Garcia
Title: Manager

LICENSOR: S. CARTER ENTERPRISES, LLC

BY:	Date:
Print name:
Title:

ARTIST:

Shawn Carter
As to Articles 2C, 2D and 11E Only

SCHEDULE 7B

MACY’S
BLOOMINGDALES
ULTA
DILLARD’S
BELK
BON-TON/ CARSON PIRIE SCOTT
BOSCOV’S
GOTTSCHALKS
VON MAUR
SAKS INC
NORDSTROM
LORD & TAYLOR
YOUNKERS
MILITARY EXCHANGE
STAGE STORES
DUNLAPS
NEIMAN MARCUS
ROGERS DEPARTMENT STORES
SEPHORA
VICTORIA’S SECRET

AND THE ABOVE RETAILERS’ WEBSITES

Exhibit B

Sublicense

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Sublicense”) is made as of this             day of             , 20__, by and among             , a             corporation and a wholly-owned subsidiary of Perfumania Holdings, Inc., with its principal offices at 35 Sawgrass Drive, Bellport, New York 11713 (“Sub-Licensee”), and Artistic Brands Development, LLC, a Delaware limited liability company, with its principal offices at 1800 N.W. 84th Avenue, Suite 100, Miami, FL 33126 (“Sub-Licensor”).

WHEREAS, Sub-Licensor, Shawn Carter (“Artist”) and S. Carter Enterprises, LLC, an entity or representative owning/and or controlling the rights to market such Artists name and the related trademark, “Jay-Z” (“Licensor”) have entered into that certain License Agreement, dated as of             (the “License Agreement”), pursuant to which Sub-Licensor holds the exclusive right and license to use the Licensed Mark in the Territory for use on and solely in connection with the manufacture, promotion, distribution and sale of Licensed Products in the Licensed Channels of Distribution (as all of such terms are defined in the License Agreement); and

WHEREAS, Sub-Licensor has the right and obligation pursuant to the License Agreement to sublicense its rights and obligations under the License Agreement to Sub-Licensee; and

WHEREAS, in accordance with that certain Agreement entered into by Parlux Fragrances, Inc. and Sub-Licensor dated April 3, 2009 (the “Parlux-Iconic Agreement”), Sub-Licensor desires to sublicense the License Agreement to Sub-Licensee, and Sub-Licensee desires to sublicense the License Agreement from Sub-Licensor; and

WHEREAS, the Artist and Licensor desire to permit the Sublicense between Sub-Licensee and Sub-Licensor to be entered into.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Exclusive Sublicense. Sub-Licensor hereby grants to Sub-Licensee, and Sub-Licensee hereby accepts, the exclusive sublicense of the License Agreement, on the terms and subject to the conditions set forth in this Sublicense, pursuant to which the Sub-Licensee shall be responsible for performing all of Sub-Licensor’s obligations under the License Agreement directly for the benefit of the Licensor, and the Sub-Licensee shall be entitled directly to all of the rights and benefits of the Sub-Licensor under the License Agreement. The Sub-Licensee hereby assumes all of Sub-Licensor’s obligations to the Licensor under the License Agreement and guarantees to the Licensor and Artist that it will fully perform as the licensee under the License Agreement, as if the License Agreement were directly entered into with the Sub-Licensee. All capitalized terms used in this Sublicense shall have the meaning assigned to such terms in the License Agreement, except as otherwise defined in this Sublicense.

2. Term. The Initial Term of this Sublicense shall be for the same Initial Term as the License Agreement, as may be extended by the Sub-Licensee’s exercise of the Licensee’s option to extend the License Agreement for a Renewal Term, in accordance with the terms and conditions of the License Agreement.

3. Royalties. Without limiting the Sub-Licensee’s assumed obligations as set forth in Section 1 above, the Sub-Licensee shall assume the Sub-Licensor’s obligation to make payments of Sales Royalties to the Licensor on account of Sub-Licensee’s Net Sales for the applicable Licensed Products covered by the License Agreement including the payment of any Guaranteed Minimum Royalties required in the License Agreement. The Sub-Licensee shall remit payment of such Sales Royalties directly to the Licensor under the License Agreement in accordance with the terms and conditions of the License Agreement. The Licensor shall be entitled to enforce its rights to be paid Sales Royalties under the License Agreement directly from the Sub-Licensee, and the Licensor need not proceed against the Sub-Licensor to enforce its rights against the Sub-Licensee. The Sub-Licensee agrees, and represents to the Licensor and Artist that the Licensor and the Artist under the License Agreement shall have the right to enforce against Sub-Licensee the obligations of the Licensee under the License Agreement.

4. Audit. Sub-Licensee shall permit Licensor’s and Sub-Licensor’s employees, agents and other representatives to audit, review and inspect Sub-Licensee’s books and records in accordance with the License Agreement and the Parlux-Iconic Agreement. Licensor and Sub-Licensor agree to coordinate their audit rights so that no more than one joint audit on behalf of Licensor and Sub-Licensor per period is conducted for the benefit of Licensor and Sub-Licensor, if any audit is conducted.

5. Indemnity by Sub-Licensee. Sub-Licensee assumes full responsibility for the conduct of its business and shall indemnify and hold harmless Licensor, Artist and Sub-Licensor (each, an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees) which any of them may incur as a result of any claim or demand which may be made against any of them arising in any way out of this Sublicense including, without limitation, claims alleging negligence in connection with the conduct of the business operated by Sub-Licensee or any product liability or other defects or any inherent danger in or from the business conducted by Sub-Licensee or the products it sells or manufactures, and for any breach by Sub-Licensee of any representation, warranty, covenant, agreement or obligation of Sub-Licensee in this Sublicense or in the Parlux-Iconic Agreement. Furthermore, Sub-Licensee shall indemnify and hold harmless Sub-Licensor from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees) which Sub-Licensor may incur as a result of any claim or demand by Licensor or Artist against Sub-Licensor alleging that Sub-Licensee failed to perform any obligations of Sub-Licensor under the License Agreement. The foregoing indemnification obligations shall not limit, but shall be in addition to, any indemnification obligation of Licensee provided by the License Agreement, all of which are hereby expressly assumed by Sublicensee.

6. Indemnity by Sub-Licensor. Sub-Licensor shall indemnify and hold harmless Sub-Licensee from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees) which Sub-Licensee may incur as a result of any claim or demand which may be made against Sub-Licensee arising in any way out of this Sublicense including, without limitation, claims alleging that the Licensed Mark infringes on another person’s intellectual property rights, negligence in connection with the conduct of the business operated by Licensor, for any breach by Licensor or Artist of any representation, warranty, covenant, agreement or obligation of the Licensor or Artist under the License Agreement, and for any claim for income taxes due and payable by Licensor with respect to Sales Royalties or other sums paid to Licensor under the License Agreement or pursuant to any assignment of rights to Licensor by the Sub-Licensor under the Parlux-Iconic Agreement. For the avoidance of doubt, neither Licensor nor Artist shall have any obligations to any party arising out of this Section 6.

7. Governing Law. The provisions of, and all rights and obligations under, this Sublicense shall be governed by and construed in accordance with the laws of the State of Florida.

8. Modification of Sublicense. No modification of any provision of this Sublicense shall be effective against Sub-Licensor unless the same shall be in writing and signed by all parties hereto,

and then such modification or consent shall be effective only in the specific instance and for the purpose for which given.

9. Successors and Assigns. This Sublicense shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and, to the extent permitted, their respective successors and assigns.

10. Invalidity. Any provision of this Sublicense which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Sublicense or affecting the validity or enforceability of such provision in any other jurisdiction.

11. Notices. Except as otherwise set forth herein, any agreement, approval, consent, notice, request or other communication required or permitted to be given by any party under this Sublicense shall be in writing and shall be deemed to have been given when received and delivered (i) by hand or by courier, (ii) by a nationally-recognized over-night courier service such as Federal Express, or (iii) upon transmittal by facsimile with confirmation of receipt to the number set forth below:

If to Sub-Licensor:

Artistic Brands Development, LLC

1800 N.W. 84th Avenue

Miami, FL 33126

Attention: Rene Garcia, Manager

Facsimile: 305-448-4068

With a copy to

Littman Krooks LLP

655 Third Avenue

New York, NY 10017

Attention: Mitchell C. Littman, Esq.

Facsimile: 212-490-2990

If to Sub-Licensee:

Perfumania Holdings, Inc.

35 Sawgrass Drive

Bellport, N.Y. 11713

Attention: Michael W. Katz, Chief Executive Officer

Facsimile: 631-            -

With a copy to

Edwards Wildman Palmer, LLP

750 Lexington Avenue

New York, N.Y. 10022

Attention: Patricia Kantor, Esq.

Facsimile: 212-            -

or to such other address as the recipient party shall have designated by notice given in accordance with this Section.

12. Further Assurances. Each of the parties hereby agrees to execute such further documentation and perform such other actions as may be reasonably requested to evidence and effect the purposes and intent of this Sublicense.

13. Entire Agreement. This Sublicense constitutes the entire agreement of the parties relating to its subject matter and supersedes all prior oral or written understandings or agreements relating thereto. No promise, understanding, representation, inducement, condition or warranty not set forth herein has been made or relied upon by either party hereto.

14. Counterparts. This Sublicense may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

15. Headings. The headings in this Sublicense are for reference purposes only, do not constitute a part of this Sublicense and shall not affect its meaning or interpretation.

16. Licensor and Artist Consent; Enforcement. The undersigned Licensor and Artist hereby consent to the above Sublicense and agree, and represent to the Sub-Licensee, that the Sub-Licensee has the right to enforce the obligations of the Licensor and Artist under the License Agreement, to the same extent as the Sub-Licensor. The Sub-Licensee agrees, and represents to the Licensor and Artist, that the Licensor and/or the Artist shall have the right to enforce against Sub-Licensee (and/or the Licensee) the obligations of the Licensee under the License Agreement, as well as enforce the terms and conditions of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Sublicense to be executed as of the date first written abov e, with intent to be bound hereby.

SUB-LICENSEE:

, a wholly owned subsidiary of PERFUMANIA HOLDINGS, INC.

By:
Michael W. Katz, CEO

SUB-LICENSOR:

ARTISTIC BRANDS DEVELOPMENT, LLC

By:
Rene Garcia, Manager

LICENSOR:

S. CARTER ENTERPRISES, LLC

By:
(as to Paragraph 16 only)
Name
Title:

ARTIST:

SHAWN CARTER

Shawn Carter
(as to Paragraph 16 only)

Exhibit C

Profits Assignment

ARTISTIC BRANDS DEVELOPMENT, LLC

1600 N.W. 84th Avenue

Miami, FL 33126

            , 20__

Perfumania Holdings, Inc.

35 Sawgrass Drive

Bellport, N.Y. 11713

Mr. Sirs:

This letter of instruction is delivered pursuant to Section 3.1 of that certain Agreement, dated April 3, 2009, by and between Parlux Fragrances, Inc. (“Parlux”) and Iconic Fragrances, LLC (“Iconic”), now known as Artistic Brands Development, LLC (“Artistic”) (the “Agreement”). Capitalized terms used and not defined in this letter have the meanings given to them in the Agreement.

Artistic hereby irrevocably assigns a portion of the Net Profits (as defined in the Agreement and reprinted below) of Perfumania and/or any of its subsidiaries, affiliates or sub-licensees to the assignee identified below (the “Assignee”) and in the amount set forth below:

Name and Address of Assignee	Assigned Share (Not to exceed *% of the Net Profits)
S. Carter Enterprises, LLC 1411 Broadway 38th Floor New York, N.Y. 10018 Attn: John Meneilly	*%

Artistic hereby relinquishes any and all further right and entitlement to such Assigned Share and hereby grants to the Assignee listed above full right and title to such Assigned Share.

The definition of Net Profits, as set forth in the Agreement, is reprinted below:

“For purposes hereof, “Net Profits” derived with respect to any Sublicense between Parlux and Iconic shall mean ‘Net Sales’ (as defined in the applicable License) from the sale of ‘Licensed Products’ (as defined in the applicable License) less Direct Expenses (as defined below) related to the Licensed Products, less Overhead Expenses (as defined below) from inception of each Sublicense to the last day of the period for which Net Profits is being computed. Net Profits may be a positive number or (if Direct Expenses plus Overhead Expenses, as limited below, exceed Net Sales) a negative number. For purposes hereof, “Direct Expenses” incurred with respect to any Sublicense between Parlux and Iconic includes cost of goods sold, Royalties (as defined in Section 3.3 below), the cost of a Brand Marketing Manager and a Brand Planner/Buyer (each as defined below) to the extent dedicated to the ‘Licensed Mark’ (as defined in the applicable License), advertising and promotion expenses, depreciation and amortization expense, and any

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

other out-of-pocket (not overhead) expenses payable by Parlux to third parties, in each case directly related to the Licensed Products under that Sublicense. For purposes hereof, “Overhead Expense” for each quarter in any Sales Year shall be the product computed by multiplying a fraction, the numerator of which shall be Net Sales of the Licensed Products under that Sublicense for the period in question and the denominator of which shall be total Net Sales of all Parlux fragrance and related cosmetic and skin care brands for the period in question, by the general and administrative and selling and distribution expenses with respect to all Parlux fragrance and related cosmetic and skin care brands (inclusive of the Licensed Products) consistent with the reporting of such expenses in Parlux’s financial statements for period that corresponds to or ends shortly after each quarter in the Sales Year (the “SG&A Expenses”) filed with the SEC. For purposes hereof, “Overhead Expense” related to such Licensed Products shall not exceed 20% of SG&A Expenses (as defined herein) for the Sublicense with regard to the female Initial Artist and 15% of SG&A Expenses for the Sublicense with regard to all other Artists, for any period being measured. Any Direct Expenses deducted from Net Sales for purposes of determining Net Profits or any expenses included in the calculation of Overhead Expense for purposes of determining Net Profits shall not be duplicated and may not also be deducted from the gross invoice price of sales of Licensed Products in the computation of Net Sales. If any SG&A Expenses constitute Direct Expenses related specifically to the Licensed Products and Licensed Mark, such Direct Expenses shall not be duplicated but shall be deducted from SG&A Expenses prior to the application of the foregoing formula in determining Overhead Expense. For purposes hereof, all start up and other costs incurred by Perfumania prior to the initial product shipment date which commences the first Sales Year for any License shall be amortized as Direct Expenses (provided such costs meet the definition of Direct Expenses set forth herein) during the first Sales Year as and when incurred (except those expenditures that, pursuant to GAAP as consistently applied by Perfumania, must be amortized over a multi-year period), and to the extent that the amount of Net Profits for any Sales Year is a negative number, such negative number will be carried forward to the subsequent Sales Year to reduce the amount of Net Profits otherwise derived in such subsequent Sales Year for purposes of computing the Net Profits Share to be paid for such Sales Year (e.g., a loss in Sales Year 1 will be carried forward to Sales Year 2), so that Net Profits for any Sales Year will be determined net of any loss incurred during the prior Sales Year.”

By acceptance of this letter of instruction, Perfumania acknowledges that the Assignee of the Assigned Share listed above shall have a direct right to audit Perfumania’s books and records in the manner described in Section 3.4 of the Agreement and to confirm the accuracy of Perfumania’s computation of the Net Profits under the relevant Sublicense, provided that to the extent either Artistic or the Assignee, or both Artistic and the Assignee together, conducts an audit of any period, then neither will be able to subsequently conduct a separate audit of the same period. Artistic and the Assignee hereby agree with Perfumania to coordinate audit rights so that only one audit of any period is conducted for the benefit of Artistic and the Assignee.

The audit rights set forth in Section 3.4 of the Agreement are reprinted below:

“Iconic for all Sublicenses, and each Licensor for such Licensor’s own License, and Iconic’s assignee of the Assigned Share, if any, for the applicable Sublicense, shall have the right, at any time with at least ten (10) days’ prior written notice, to audit any and all of Perfumania’s books and records related to the business conducted in connection with the applicable Sublicense(s) and the determination of the Net Profits Share. For purposes of this Section 3.4, such books and records shall include, but not be limited to, the manner and methodology of the determination of the Net Profits Share. In connection with any such audit, Perfumania shall provide access during normal business hours to its premises and to all of Perfumania’s employees as are reasonably necessary for the completion of such audit. Perfumania shall not bear the costs of any audit hereunder; provided, however, that if after the first year of a Sublicense an audit of a Sublicense reveals under-reporting of Net Profits by (i) *% or more for any Sales Year or (ii) $* for any Sales Year, whichever is greater, the costs of such audit shall be reimbursed by Perfumania and failure by Perfumania to so reimburse shall constitute a breach of this Agreement. Iconic agrees to coordinate all audit demands by Iconic, by its assignee(s) of the Assigned Share, and by the Licensor, so that only one audit of any period with respect to any Sublicense is conducted.”

Artistic and Perfumania confirm that the Assignee shall have a direct right to recover any Assigned Share of Net Profits hereunder from Perfumania, and in the event Perfumania fails to remit such Assigned Share of Net Profits directly to Assignee in accordance herewith, then (without prejudice to Assignee’s right to exercise all of its other legal or equitable remedies) Artistic agrees to guarantee the obligation of Perfumania to pay such Net Profits to Assignee in accordance with this letter of instruction. Perfumania hereby agrees to indemnify and hold harmless Artistic from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees) which Artistic may incur as a result of any claim or demand which may be made against Artistic by Assignee arising in any way out of Perfumania’s failure to pay the Assigned Share of Net Profits to Assignee as required hereunder.

Sincerely,

ARTISTIC BRANDS DEVELOPMENT, LLC (FORMERLY ICONIC FRAGRANCES, LLC)

Rene Garcia
Manager

ASSIGNEE: S. CARTER ENTERPRISES, LLC

By:
Name:
Title:

Accepted by:

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

PERFUMANIA HOLDINGS, INC.

Name:
Title:

Exhibit D

Letter Agreement

PERFUMANIA

HOLDINGS INC.

December 23, 2011

Parlux Fragrances, Inc.

5900 N. Andrews Avenue

Suite 500

Fort Lauderdale, FL 33309

Artistic Brands Development, LLC

1850 N.W. 84th Avenue, Suite 100

Miami, Florida 33126

Rene Garcia

1850 N.W. 84th Avenue, Suite 100

Miami, Florida 33126

RE:	Agreement and Plan of Merger (the “Merger Agreement”), dated the date hereof, by and among Perfumania Holdings, Inc. (“Parent”), PFI Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”) and Parlux Fragrances, Inc. (the “Company”)

Ladies and Gentlemen:

Reference is made to the Merger Agreement. Capitalized terms used herein without definition shall have the meaning given to them in the Merger Agreement.

As of the Effective Time, the Company will merge with and into Merger Sub and each of the Company Shareholders shall receive the Merger Consideration set forth in the Merger Agreement. In connection with the Merger, it is hereby acknowledged that, concurrently with the execution of the Merger Agreement (i) the Company, Rene Garcia and Artistic Brands Development, LLC (f/k/a Iconic Fragrances, LLC) (“Licensor”) are executing an amendment (the “Letter Amendment”) to the Letter Agreement dated April 3, 2009 (as amended, the “Letter Agreement”) by and between the Company, Rene Garcia and Licensor to provide among other matters that the Merger and the Second Merger shall not be deemed a “Fundamental Transaction” as defined in and for purposes of the Letter Agreement and (ii) the Company and the holders of outstanding Licensor Warrants exercisable for a majority of the shares Company Common Stock issuable under such Licensor Warrants are executing an amendment to all of the outstanding Licensor Warrants (the “Licensor Warrant Amendment”) to govern treatment of the Licensor Warrants in connection with the Merger and the Transactions.

Licensor and Parent have agreed, pursuant to a letter agreement dated as of December 23, 2011 among Licensor, Parent and S. Carter Enterprises, LLC, to enter into a Sublicense dated as of the Effective Time, in the forms attached hereto as Exhibit B and Exhibit C, respectively, and Licensor and S. Carter Enterprises, LLC have agreed pursuant to such letter agreement to enter into a License Agreement as of the Effective Time, in the form attached hereto as Exhibit D (the “Carter License and Sublicense”).

It is acknowledged and agreed that this agreement shall terminate and be null and void ab initio if (a) the Merger is not consummated in accordance with the terms of the Merger Agreement (x) as in effect on the date hereof or (y) as amended following the date hereof; provided that such amendments shall not (i) adversely affect any of the principal rights and benefits of Licensor or Rene Garcia intended hereby, (ii) affect the Merger Consideration or the Exchange Ratio (each as defined in the Merger Agreement), (iii) affect any holder of a Licensor Warrant (as defined in the Merger Agreement) adversely and disproportionately to any other holder of a Licensor Warrant without the former holder’s written consent, or (iv) adversely affect any of the other rights and benefits afforded Licensor or Rene Garcia hereunder other than in an immaterial and de minimis respect, or (b) the transactions contemplated by the Letter Amendment and the Licensor Warrant Amendment are not consummated.

Parent, the Company, Licensor and Rene Garcia hereby agree as follows:

1. Except as set forth in paragraph 2 below, Licensor and Rene Garcia shall, and each shall cause each of their Affiliates to, use commercially reasonable efforts to cause each of their Representatives to (a) not solicit or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Artistic Brands Proposal, as defined below, (b) not participate in any way in any discussions or negotiations relating thereto or in furtherance thereof or accept any Artistic Brands Proposal, except to notify such person as to the existence of the provisions of this agreement, and (c) not enter into any letter of intent, agreement or agreement in principle with respect to an Artistic Brands Proposal.

2. The Company may receive one or more Acquisition Proposals in the manner and at the times specified in Section 5.3 of the Merger Agreement. If, in accordance with the requirements of Section 5.3 of the Merger Agreement, the Company and the Independent Committee determine to engage in discussions or negotiations with the third Person that submits the Acquisition Proposal (the “Third Person”), then the Company shall promptly notify Parent (in accordance with the requirement of the Merger Agreement), Licensor and Rene Garcia in writing of such determination (a “Notice”), and following receipt thereof by Licensor and Rene Garcia, Licensor and Rene Garcia shall be permitted to (a) enter into, participate in and/or engage in discussions or negotiations as to the proposed treatment of the Licensor Warrants and the Letter Agreement and a license and/or sublicense as to the same subject matter as the Carter License and Sublicense in connection with such Acquisition Proposal with the Third Person upon such terms and conditions that such parties may agree (any such proposed treatment being referred to as an “Artistic Brands Proposal”), and (b) upon or following the execution by the Company of an Alternative Acquisition Agreement as to a Superior Proposal in accordance with the Merger Agreement, enter into agreements with respect to a related Artistic Brands Proposal. The Company shall promptly notify Licensor and Rene Garcia if it terminates or ceases negotiations or discussions with respect to an Acquisition Proposal, and Licensor and Rene Garcia shall promptly thereafter terminate discussions or negotiations as to the related Artistic Brands Proposal; provided, however, if a subsequent Acquisition Proposal is received by the Company, the foregoing provisions of this Section 2 shall once again apply.

3. Licensor and Rene Garcia shall have the same obligations with respect to an Artistic Brands Proposal as the Company has with respect to a Superior Proposal pursuant to Section 5.3(e)(W) through (Y) of the Merger Agreement, and Parent and Merger Sub shall have the same rights with respect to such Artistic Brands Proposal as they have with respect to a Superior Proposal pursuant to Section 5.3(e)(W) through (Y) of the Merger Agreement, including without limitation obligations and rights relating to notice and information with respect to the Superior Proposal and negotiations relating to it and Parent’s right to revise the Merger Agreement, the Financing Letter, the Related Person Investment Commitment, the Letter Amendment and the Licensor Warrant Amendment with respect to a Superior Proposal.

4. Within five (5) business days of the Effective Time, Licensor, or its designees, shall be issued 300,000 shares of Parent Common Stock, which shares shall be afforded the same registration rights as contemplated under that certain Amendment to Warrant Certificates of even date herewith by and among the Company and certain holders of Warrants as if such provisions were set forth herein, conditioned upon receipt by Parent of a representation letter in the form attached hereto as Exhibit A duly executed by Licensor, or its designees, as the case may be, or an authorized signatory of Licensor or its designees. The parties acknowledge and agree that the issuance of such 300,000 shares shall be in consideration for the transactions contemplated by this letter and not with respect to the amendment or modification of the Licensor Warrants. If, after the date of this agreement and at or prior to the issuance of such 300,000 shares, the outstanding shares of Parent Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the 300,000 shares to be issued hereunder shall be adjusted accordingly to provide to Licensor, or its designee, the same economic effect as contemplated by this agreement prior to such Adjustment Event. Each of Parent and the Company covenants and agrees not to treat the issuance of the shares of Parent Common Stock to be issued hereunder to Licensor or its designees in any manner that would preclude Licensor or its designees from treating the receipt of such shares as generating capital gain for federal or state tax purposes, and both Parent and Company further covenant and agree not to claim any deduction in connection with the issuance of such shares that would be inconsistent with the treatment of the receipt of such shares as generating capital gain to the Licensor or its designees.

5. The Company acknowledges and agrees that the Carter License and Sublicense will be entered into as of the Effective Time.

6. This agreement shall be construed in accordance with and governed by the internal laws (without regard to the conflict of laws provisions) of the State of New York.

7. The parties agree that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions of this agreement in the United States District Court for the Eastern District of New York or in New York Supreme Court sitting in Suffolk County, New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

8. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Remainder of Page Intentionally Left Blank.]

The Company, Rene Garcia and Licensor agree to the foregoing by signing a counterpart of this agreement where indicated below.

Sincerely, Perfumania Holdings, Inc.

By:
Name:
Title:

AGREED AND ACCEPTED: Parlux Fragrances, Inc.

By:
Name:
Title:

Artistic Brands Development, LLC

By:
Name:
Title:

Rene Garcia, individually

EXHIBIT A

FORM OF REPRESENTATION LETTER

Date:

Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

Attn: Donna Dellomo

Edwards Wildman Palmer LLP

111 Huntington Avenue Boston, MA 02199

Attn: Matthew C. Dallett

The undersigned (the “Holder”) is entitled to receive shares of the common stock, $0.01 par value, of Perfumania Holdings, Inc. (the “Licensor Shares”) pursuant to the Letter Agreement, dated December __, 2011, by and among Perfumania Holdings, Inc., Parlux Fragrances, Inc., Artistic Brands Development, LLC and Rene Garcia (the “Letter Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

In connection with this request, the Holder hereby represents and warrants to Parent and its counsel and transfer agent as follows:

1. Holder is acquiring the Licensor Shares as principal for his, her or its own account and not with a view to or any present intention of distributing such Licensor Shares or any part thereof in violation of the Securities Act and has no direct or indirect arrangement or understandings with any other persons regarding the distribution of such Licensor Shares in violation of the Securities Act.

2. Holder is an accredited investor, as defined in Rule 501(a) under the Securities Act, because Holder meets the element of the definition of “accredited investor” that Holder has indicated in the attached Schedule I.

3. Holder agrees that its Licensor Shares may only be disposed of in compliance with state and federal securities laws and the terms of the following legend, which shall be imprinted on the certificate(s) representing the Licensor Shares:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE

COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

Very truly yours,

(Signature of Holder)
Please print or type name and address of Holder:

Acknowledged and Accepted PERFUMANIA HOLDINGS, INC.

Name:
Title:

SCHEDULE I

CONFIRMATION OF STATUS AS ACCREDITED INVESTOR

The Holder hereby represents that he, she or it is:

☐	An organization described in section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase (exclusive of the equity in his or her primary residence) exceeds $1,000,000;

☐	A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

☐	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act; or

☐	An entity in which all of the equity owners are “accredited investors.”